UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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Targa Resources Corp.
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TARGA RESOURCES CORP.

811 Louisiana Street

Suite 2100

Houston, Texas 77002

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of Targa Resources Corp.:

Notice is hereby given that the Annual Meeting of Stockholders of Targa Resources Corp. (the “Company” or “Targa”) will be held at 811 Louisiana Street, Suite 2100, Houston, TX 77002 on May 25, 2021, at 8:00 a.m. Central Time (the “Annual Meeting”). The Annual Meeting is being held for the following purposes:

1.	To elect the five Class II Directors named in this proxy statement, each to serve until the 2024 annual meeting of stockholders.

2.	To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent auditors for 2021.

3.	To approve, on an advisory basis, the compensation of the Company’s named executive officers for the fiscal year ended December 31, 2020.

4.	To approve an amendment to the Company’s Amended and Restated Certificate of Incorporation to increase the number of shares of common stock authorized for issuance to 450,000,000 shares.

5.	To transact such other business as may properly come before the Annual Meeting.

These proposals are described in the accompanying proxy materials. You will be able to vote at the Annual Meeting only if you were a stockholder of record at the close of business on March 29, 2021.

YOUR VOTE IS IMPORTANT

Please vote over the internet at www.AALVote.com/TRGP or by phone at 1-866-804-9616 promptly so that your shares may be voted in accordance with your wishes and so we may have a quorum at the Annual Meeting. Alternatively, if you did not receive a paper copy of the proxy materials (which includes the proxy card), you may request a paper proxy card, which you may complete, sign and return by mail.

By Order of the Board of Directors,

Regina L. Gregory

Secretary

Houston, Texas

                , 2021

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 25, 2021:

OUR PROXY STATEMENT FOR THE 2021 ANNUAL MEETING OF STOCKHOLDERS AND OUR ANNUAL REPORT ON FORM 10-K ARE AVAILABLE AT http://www.viewproxy.com/Targa/2021.

TARGA RESOURCES CORP.

(the “Company”)

811 Louisiana Street

Suite 2100

Houston, Texas 77002

PROXY STATEMENT

2021 ANNUAL MEETING OF STOCKHOLDERS

The Board of Directors of the Company (the “Board of Directors” or “Board”) is providing the information in this proxy statement to you in connection with the solicitation of proxies for the matters to be voted on at the Annual Meeting of Stockholders (the “Annual Meeting”) that will be held May 25, 2021, at 8:00 a.m. Central Time, at 811 Louisiana Street, Suite 2100, Houston, TX 77002. By submitting your proxy card, you authorize the persons named on the proxy card to represent you and vote your shares at the Annual Meeting. Those persons will also be authorized to vote your shares to adjourn the Annual Meeting from time to time and to vote your shares at any adjournments or postponements of the Annual Meeting.

We encourage you to vote your shares prior to the Annual Meeting. If you attend the Annual Meeting, you may vote in person. Only stockholders of the Company (or their authorized representatives) and the Company’s invited guests may attend the Annual Meeting. All attendees should be prepared to present government-issued photo identification (such as a driver’s license or passport) for admittance. If you are not present at the Annual Meeting, your shares may be voted only by a person to whom you have given a proper proxy. You may revoke your proxy in writing at any time before it is exercised at the Annual Meeting by delivering to the Secretary of the Company a written notice of the revocation, by submitting your vote electronically through the internet or by phone after the grant of your proxy, or by signing and delivering to the Secretary of the Company a proxy card with a later date. Your attendance at the Annual Meeting will not revoke your proxy unless you give written notice of revocation to the Secretary of the Company before your proxy is exercised or unless you vote your shares in person at the Annual Meeting.

We intend to hold the Annual Meeting in person. However, we are continuing to actively monitor the coronavirus (COVID-19) pandemic and related governmental restrictions; we are sensitive to the public health and travel concerns our stockholders may have and the protocols that federal, state, and local governments may impose. In the event it is not possible or advisable to hold the Annual Meeting in person, we will announce alternative arrangements for the meeting as promptly as practicable, which may include holding the meeting partially or solely by means of remote communication. Please monitor our Annual Meeting website at http://www.viewproxy.com/Targa/2021 for updated information.

ELECTRONIC AVAILABILITY OF PROXY STATEMENT AND ANNUAL REPORT

As permitted under the rules of the Securities and Exchange Commission (the “SEC”), the Company is making this proxy statement and its Annual Report on Form 10-K available to its stockholders electronically via the internet. The Company is sending on or about April 8, 2021, a Notice Regarding the Availability of Proxy Materials (the “Notice”) to its stockholders of record as of the close of business on March 29, 2021, which Notice will include (i) instructions on how to access the Company’s proxy materials electronically, (ii) the date, time and location of the Annual Meeting, (iii) a description of the matters intended to be acted upon at the Annual Meeting, (iv) a list of the materials being made available electronically, (v) instructions on how a stockholder can request to receive paper or e-mail copies of the Company’s proxy materials, (vi) any control/identification numbers that a stockholder needs to access his or her proxy card and instructions on how to access the proxy card, and (vii) information about attending the Annual Meeting and voting in person.

Stockholders of Record and Beneficial Owners

Most of the Company’s stockholders hold their shares through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholders of Record. If your shares are registered directly in your name with the Company’s transfer agent, you are considered the stockholder of record with respect to those shares, and the Notice is being sent directly to you by our agent. As a stockholder of record, you have the right to vote by proxy or to vote in person at the Annual Meeting. If you received a paper copy of the proxy materials by mail instead of the Notice, the proxy materials include a proxy card for the Annual Meeting.

Beneficial Owners. If your shares are held in a brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name,” and the Notice will be forwarded to you by your bank, broker or nominee. The bank, broker or nominee is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker how to vote. Beneficial owners that receive the Notice by mail from the stockholder of record should follow the instructions included in the Notice to view the proxy statement and transmit voting instructions. If you received a paper copy of the proxy materials by mail instead of the Notice, the proxy materials include a voting instruction card for the Annual Meeting. To vote electronically over the Internet or by telephone, you should follow the instructions provided to you by your bank, broker or other nominee.

If you are a beneficial owner and want to vote your shares at the Annual Meeting, you will need to ask your bank, broker or other nominee to furnish you with a legal proxy. You will not be able to vote your shares at the Annual Meeting without a legal proxy provided by your bank, broker or other nominee.

If you are a beneficial owner, you must follow the instructions provided to you by your bank, broker or other nominee to revoke prior voting instructions. Your attendance at the Annual Meeting will not revoke your vote unless you obtain a legal proxy from your bank, broker or other nominee and you vote your shares in person at the Annual Meeting.

QUORUM AND VOTING

Voting Stock. The Company’s common stock, par value $0.001 per share (“common stock”), is the only class of securities that entitles holders to vote generally at meetings of the Company’s stockholders. Each share of common stock outstanding on the record date is entitled to one vote. Following the Annual Meeting, voting results will be tabulated and certified by the inspector of elections appointed by the Board and timely announced by the Company.

Record Date. The record date for stockholders entitled to notice of and to vote at the Annual Meeting will be the close of business on March 29, 2021. As of the record date, there were a total of                  shares of common stock outstanding and entitled to be voted at the Annual Meeting.

Quorum and Adjournments. The presence, in person or by proxy, of the holders of a majority of the outstanding shares entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting.

If a quorum is not present, a majority of the stockholders entitled to vote who are present in person or by proxy at the Annual Meeting have the power to adjourn the Annual Meeting from time to time, without notice other than an announcement at the Annual Meeting, until a quorum is present. At any adjourned Annual Meeting at which a quorum is present, any business may be transacted that might have been transacted at the Annual Meeting as originally notified.

Vote Required. The votes required to pass each proposal is as follows:

Proposal	Required Vote for Approval	Broker Discretionary Voting and Impact of Broker Non- Votes	Impact of Abstentions
ONE (Election of Directors)	The affirmative vote of a majority of the votes cast with respect to that director’s election (meaning that the number of the votes cast “for” a director’s election must exceed the number of the votes cast “against” that director’s election).	Brokers do not have discretionary authority to vote on this proposal. Broker non-votes are not considered votes cast and do not affect the outcome.	Abstentions are not considered votes cast and do not affect the outcome.

TWO (Ratification of the Selection of Independent Auditors)	The affirmative vote of a majority of the shares present and entitled to vote.	Brokers have discretionary authority in the absence of timely instructions from their customers to vote on this proposal. As a result, there will be no broker non-votes with respect to this proposal.	Abstentions are treated as present and entitled to vote and will have the same effect as a vote against this proposal.

THREE (Advisory Vote to Approve the Compensation of Named Executive Officers)

The affirmative vote of a majority of the shares present and entitled to vote.

This advisory vote is not binding on the Company, the Compensation Committee or the Board. However, the Compensation Committee and the Board will take into account the result of the vote when determining future executive compensation programs.

		Brokers do not have discretionary authority to vote on this proposal. Broker non-votes are not entitled to vote and do not affect the outcome.	Abstentions are treated as present and entitled to vote and will have the same effect as a vote against this proposal.

Proposal	Required Vote for Approval	Broker Discretionary Voting and Impact of Broker Non- Votes	Impact of Abstentions
FOUR (Approval of an amendment to the Company’s Amended and Restated Certificate of Incorporation to increase the number of shares of common stock authorized for issuance to 450,000,000 shares)	The affirmative vote of holders of at least 66 2/3% of the shares outstanding and entitled to vote.	Brokers have discretionary authority in the absence of timely instructions from their customers to vote on this proposal. As a result, there will be no broker non-votes with respect to this proposal.	Abstentions are treated as entitled to vote and will have the same effect as a vote against this proposal.

If your shares of common stock are held in the name of a bank, broker or other holder of record, you will receive instructions from that holder of record that you must follow in order for your shares to be voted at the Annual Meeting. Brokers who hold shares in street name for customers are required to vote shares in accordance with instructions received from the beneficial owners.

Default Voting. A proxy card that is properly completed and submitted will be voted at the Annual Meeting in accordance with the instructions on the proxy card. If you properly complete and submit a proxy card, but do not indicate any contrary voting instructions, your shares will be voted consistent with the Board of Directors’ recommendation as follows:

•	FOR the election of the five persons named in this proxy statement as the Board of Directors’ nominees for election as Class II Directors, each to serve until the 2024 annual meeting of stockholders.

•	FOR the ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent auditors for 2021.

•

FOR the approval, on an advisory basis, of the compensation of our named executive officers for the fiscal year ended December 31, 2020, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC.

•	FOR the approval of an amendment to the Company’s Amended and Restated Certificate of Incorporation to increase the number of shares of common stock authorized for issuance to 450,000,000 shares.

If any other business properly comes before the stockholders for a vote at the meeting, your shares will be voted in accordance with the discretion of the holders of your proxy. The Board of Directors knows of no matters, other than those previously stated, to be presented for consideration at the Annual Meeting.

SUSTAINABILITY AND ESG

At Targa, we strive to conduct our business safely and with integrity, creating lasting benefits for our stakeholders, including investors, lenders, customers, employees, business partners, regulators, and the communities in which we live and work. We are proud to be part of the energy infrastructure that is delivering safe, reliable energy to industry, farmers, and communities across America.

Our operations connect U.S. natural gas and natural gas liquids (NGL) supply to markets where there is growing demand for cleaner fuel and feedstocks. We believe that natural gas, NGLs and liquefied petroleum gas (LPG) are part of the solution to reducing the world’s greenhouse gas emissions. Natural gas, NGLs, and LPG are playing a meaningful role globally in improving public health and the environment with about half of the carbon dioxide (CO2) emissions compared to coal combustion. The increasing use of natural gas has helped the U.S. lower its emissions even as the economy has grown over the last 15 years. Globally, where electricity is not available, the use of LPGs for fuel has a positive impact on the health and prosperity for local people in less industrialized nations.

Safety - At Targa, safety is a core value. We believe that “Zero is Achievable” and our goal is to operate and deliver our products without any injuries. We continually seek to maintain and deepen our safety culture by providing a safe working environment that encourages active employee engagement. To protect our employees, contractors, and surrounding community from workplace hazards and risks, Targa implements and maintains an integrated system of policies, practices, and controls.

Operational Excellence - We recognize that operating our assets, including thousands of miles of pipelines, natural gas processing facilities, and NGL fractionation and distribution facilities, is a great responsibility. Throughout our organization, we are committed to maintaining and operating our assets safely, efficiently, and in an environmentally responsible manner. We invest each year in integrity management, maintenance, and environmental programs. Wherever we operate, we strive to conduct our business with attention to the environment and to manage risks to enable sustainable business growth.

Integrity and Code of Conduct - Our actions are guided by Targa’s Code of Conduct, the overarching policy that empowers us to commit to ethics, integrity, and compliance. Targa’s Code of Conduct establishes the high standard of ethical conduct that our employees are expected to follow and outlines how everyday behavior is expected to align with our core values. We further reinforce our commitment through adherence to our policies and practices, as well as through Code of Conduct annual training.

Throughout our organization, we are committed to operating safely, with excellence and high integrity. This is a commitment that starts with and is maintained by our Board of Directors, where the full Board holds the senior management team accountable for implementing our sustainability and Environmental, Social and Governance (ESG) objectives, including through administration of the Company’s annual incentive program.

ESG and sustainability remain a core Board agenda item, with metrics and focus topics discussed at each quarterly meeting led by different members of the cross-functional team supporting our ESG efforts. Our performance on sustainability factors played a role in 2020 compensation decisions and will continue to play a role in the Compensation Committee’s evaluation of annual incentive compensation. To further develop and advance our goals and approach to sustainability, Targa has a cross-functional sustainability working group comprised of leadership from our Environmental, Safety and Health, Operations, Engineering, Human

Resources, Legal, Supply Chain, Financial Accounting, Commercial, and Investor Relations departments. The coordinated efforts are led by our Senior Vice President of Sustainability and Environmental, Safety and Health (ES&H), who reports directly to our Chief Executive Officer. Our sustainability efforts are designed to generate attractive economic returns for our investors, while minimizing environmental and social impacts.

Furthermore, the Board has established a Sustainability Committee to assist the Board in overseeing our compliance with all laws, regulations and Company policies and procedures related to material ESG matters, including governance in relation to such matters, and overseeing management’s process for establishing and implementing a strategy to integrate sustainability into various business activities of the Company to create long-term stockholder value.

We invite you to review our recent Sustainability Report, which is available on the Company’s website at https://www.targaresources.com/sustainability.

2021 BUSINESS OVERVIEW

The transition of Targa into a fully integrated midstream company with scale and asset diversity is complete, with 2020 representing the key inflection point in our corporate life cycle. Since early 2017, we placed in-service approximately $7 billion of projects, including the Grand Prix NGL Pipeline (“Grand Prix”), one of the most strategic projects since our inception. We believe our assets are not easily replicated, are located in many attractive and active areas of exploration and production activity and are near key markets and logistics centers. Grand Prix connects our gathering and processing positions in the Permian Basin, Southern Oklahoma and North Texas with our downstream facilities in Mont Belvieu, Texas and further increases our competitive capabilities to provide reliable, integrated midstream services to customers. Over the longer term, we expect our growth will continue to be driven by our integrated midstream service offering and the strong position of our quality assets which will benefit from production from shale plays and by the deployment of shale exploration and production technologies in both liquids-rich natural gas and crude oil resource plays that will also provide additional opportunities for our Downstream Business.

As we look forward, the next phase for Targa is to optimize our existing asset base, and to continue to invest along our core integrated value chain.

PROPOSAL ONE

ELECTION OF DIRECTORS

The Board of Directors has nominated the following individuals for election as Class II Directors of the Company to serve for a three-year term to expire at the 2024 annual meeting of stockholders:

Beth A. Bowman

Lindsey M. Cooksen

Robert B. Evans

Joe Bob Perkins

Ershel C. Redd Jr.

Mses. Bowman and Cooksen and Messrs. Evans, Perkins and Redd are currently serving as directors of the Company. Their biographical information is contained in the “Directors and Executive Officers” section below.

The Board of Directors has no reason to believe that any of its nominees will be unable or unwilling to serve if elected. If a nominee becomes unable or unwilling to accept nomination or election, either the number of the Company’s directors will be reduced or the persons acting via proxy will vote for the election of a substitute nominee that the Board of Directors recommends.

Our bylaws provide that in an uncontested election, each director will be elected by the affirmative vote of a majority of the votes cast with respect to that director’s election (meaning that the number of votes cast “for” a director’s election must exceed the number of votes cast “against” that director’s election). Pursuant to our bylaws, each incumbent director nominated for election must submit an irrevocable resignation, contingent on (i) not receiving a majority of the votes cast in an uncontested election, and (ii) acceptance of that proffered resignation by the Board of Directors in accordance with the following policies and procedures. In the event an incumbent director fails to receive a majority of the votes cast in an uncontested election, the Nominating and Governance Committee will make a recommendation to the Board of Directors as to whether to accept or reject the resignation of such incumbent director, or whether other action should be taken. The Board of Directors will act on the proffered resignation, taking into account such committee’s recommendation, and publicly disclose its decision regarding the resignation and, if such resignation is rejected, the rationale behind the decision within ninety days following certification of the election results. Such committee, in making its recommendation, and the Board of Directors, in making its decision, each may consider any factors and other information that they consider appropriate and relevant. The director whose resignation is being considered will not participate in the deliberations of such committee or the Board of Directors with respect to whether to accept such director’s resignation. If the director’s resignation is not accepted by the Board of Directors, such director will continue to serve until his or her successor is duly elected, or until his or her earlier resignation or removal.

Vote Required

The affirmative vote of a majority of the votes cast with respect to each director’s election is required to elect that director (meaning that the number of votes cast “for” a director’s election must exceed the number of votes cast “against” that director’s election). If you own shares through a bank, broker or other holder of record, you must instruct your bank, broker or other holder of record how to vote in order for them to vote your shares so that your vote can be counted on this proposal. Please see “Quorum and Voting—Vote Required” for further information regarding the impact of abstentions and broker non-votes.

Recommendation of our Board of Directors

The Board of Directors unanimously recommends that stockholders vote FOR the election of each of the nominees.

DIRECTORS AND EXECUTIVE OFFICERS

After the Annual Meeting, assuming the stockholders elect the nominees of the Board of Directors as set forth in “Proposal One—Election of Directors” above, the Board of Directors of the Company will be, and the executive officers of the Company are:

Name	Age (1)	Position
Matthew J. Meloy	43	Chief Executive Officer and Director
Patrick J. McDonie	60	President – Gathering and Processing
D. Scott Pryor	58	President – Logistics and Transportation
Robert M. Muraro	44	Chief Commercial Officer
Jennifer R. Kneale	42	Chief Financial Officer
Regina L. Gregory	50	Executive Vice President, General Counsel and Secretary
G. Clark White	61	Executive Vice President - Operations
Julie H. Boushka	58	Senior Vice President and Chief Accounting Officer
Paul W. Chung	61	Chairman of the Board of Directors
Joe Bob Perkins	60	Director
James W. Whalen	79	Director
Rene R. Joyce	73	Director
Charles R. Crisp	73	Director
Chris Tong	64	Director
Ershel C. Redd Jr.	73	Director
Laura C. Fulton	57	Director
Waters S. Davis, IV	67	Director
Robert B. Evans	72	Director
Beth A. Bowman	64	Director
Lindsey M. Cooksen	38	Director

(1)	Ages as of March 17, 2021.

Matthew J. Meloy has served as Chief Executive Officer and a director of the Company and Targa Resources GP LLC (the “General Partner”) of Targa Resources Partners LP (the “Partnership”) since March 1, 2020. Mr. Meloy previously served as President of the Company and the General Partner between March 2018 and March 2020. Mr. Meloy also served as Executive Vice President and Chief Financial Officer of the Company and the General Partner between May 2015 and February 2018. He also served as Treasurer of the Company and the General Partner until December 2015. Mr. Meloy previously served as Senior Vice President, Chief Financial Officer and Treasurer of the Company between October 2010 and May 2015 and of the General Partner between December 2010 and May 2015. He also served as Vice President—Finance and Treasurer of the Company between April 2008 and October 2010, and as Director, Corporate Development of the Company between March 2006 and March 2008 and of the General Partner between March 2006 and March 2008. He served as Vice President—Finance and Treasurer of the General Partner between April 2008 and December 15, 2010. Mr. Meloy was with The Royal Bank of Scotland in the structured finance group, focusing on the energy sector from October 2003 to March 2006. Mr. Meloy’s extensive knowledge of the Company’s operational and strategic initiatives and capital investment program, attained from his service as President for two years and Chief Financial Officer for eight years, combined with his experience in the finance industry, brings operational, financial and capital markets experience to the Board.

Patrick J. McDonie has served as President—Gathering and Processing of the Company and the General Partner since March 2018. Mr. McDonie previously served as Executive Vice President—Southern Field Gathering and Processing of the Company and the General Partner between November 2015 and February 2018. He also served as President of Atlas Pipeline Partners GP LLC (“Atlas”), which was acquired by the Partnership in February 2015, between October 2013 and February 2015. He also served as Chief Operating Officer of Atlas between July 2012 and October 2013 and as Senior Vice President of Atlas between July 2012 and October 2013. He served as President of ONEOK Energy Services Company, a natural gas transportation, storage, supplier and marketing company between May 2008 and July 2012.

D. Scott Pryor has served as President—Logistics and Transportation of the Company and the General Partner, since March 2018. Mr. Pryor previously served as Executive Vice President—Logistics and Marketing of the Company and the General Partner between November 2015 and February 2018. He also served as Senior Vice President—NGL Logistics & Marketing of Targa Resources Operating LLC (“Targa Operating”) and various other subsidiaries of the Partnership between June 2014 and November 2015. He also served as Vice President of Targa Operating between July 2011 and May 2014 and has held officer positions with other Partnership subsidiaries since 2005.

Robert M. Muraro has served as Chief Commercial Officer of the Company and the General Partner since March 2018. Mr. Muraro previously served as Executive Vice President—Commercial of the Company and the General Partner between February 2017 and February 2018. He also served as Senior Vice President—Commercial and Business Development of Targa Midstream Services LLC (“Targa Midstream”) and various other subsidiaries of the Partnership between March 2016 and February 2017. He also served as Vice President—Commercial Development of Targa Midstream and various other subsidiaries of the Partnership between January 2013 and March 2016. He held the position of Director of Business Development between August 2004 and January 2013.

Jennifer R. Kneale has served as Chief Financial Officer of the Company and the General Partner since March 2018. Ms. Kneale previously served as Vice President—Finance of the Company and the General Partner between December 2015 and February 2018. She also served as Senior Director, Finance of the Company and the General Partner between March 2015 and December 2015. She also served as Director, Finance of the Company and the General Partner between May 2013 and February 2015. Ms. Kneale was with Tudor, Pickering, Holt & Co. in its energy private equity group, TPH Partners, from September 2011 to May 2013, most recently serving as Director of Investor Relations.

Regina L. Gregory has served as Executive Vice President, General Counsel and Secretary of the Company and the General Partner since March 1, 2020. Ms. Gregory previously served as Vice President and Assistant General Counsel of the Company and the General Partner between May 2019 and March 2020 and of certain of the Company’s subsidiaries between April 2019 and March 2020. From June 2017 until joining the Company in July 2018, she was Senior Vice President, General Counsel and Corporate Secretary of Frontier Midstream Services IV LLC. She also served as Senior Vice President, General Counsel and Corporate Secretary for the general partner of American Midstream Partners, LP during 2016 and 2017. Prior to that, she was General Counsel, Vice President, and Corporate Secretary of Traverse Midstream Partners, LP in 2015 and 2016 and the general partner of Access Midstream Partners LP (previously Chesapeake Midstream Partners LP) from 2010 through 2015. Additionally, Ms. Gregory held a number of legal positions with different companies, including the law firms of Jones Day and Fulbright & Jaworski (now Norton Rose Fulbright).

G. Clark White has served as Executive Vice President—Operations of the Company and the General Partner since September 2020 and served as Executive Vice President—Engineering and Operations of the Company and the General Partner between November 2015 and September 2020. Mr. White previously served as Senior Vice President—Field G&P of Targa Operating and various other subsidiaries of the Partnership between June 2014 and November 2015. He also served as Vice President of Targa Operating between July 2011 and May 2014 and has held officer positions with other Partnership subsidiaries since 2003.

Julie H. Boushka has served as Senior Vice President and Chief Accounting Officer of the Company and the General Partner since March 2019. Ms. Boushka previously served as Vice President—Controller of the Company, the General Partner and various subsidiaries of the Company between February 2017 and February 2019. She also served as Assistant Controller—Financial Accounting of the Company and the General Partner between November 2016 and February 2017. Ms. Boushka served as a Senior Vice President for Financial Planning and the Chief Risk Officer for Columbia Pipeline Group (“CPG”) between June 2015 and August 2016, where she was responsible for the financial planning function and managing enterprise risk. She also served as the Business Unit Chief Financial Officer of CPG between May 2013 and June 2015, where she was responsible for the accounting and financial planning functions. Prior to that, Ms. Boushka spent approximately 18 years in various roles at El Paso Corporation (and its predecessor, Tenneco, Inc.), including accounting, financial reporting and business development.

Paul W. Chung has served as a director and Chairman of the Board of the Company and the General Partner since January 1, 2021. From March 2020 until December 31, 2020, he served as Executive Vice President and Senior Legal Advisor of the Company. From May 2004 to March 2020, Mr. Chung served as Executive Vice President, General Counsel and Secretary of the Company and its predecessor entities and of the General Partner since its formation. From 1999 to May 2004, he served as Executive Vice President and General Counsel of various Shell Oil Company (“Shell”) affiliates, including Coral Energy, LLC and Shell Trading North America Company. In these positions, Mr. Chung was responsible for all legal and regulatory affairs. From 1996 to 1999, he served as Vice President and Assistant General Counsel of Tejas Gas Corporation (“Tejas”). Prior to 1996, Mr. Chung held a number of legal positions with different companies, including the law firm of Vinson & Elkins L.L.P. Mr. Chung’s knowledge of the Company, together with his background in the energy industry and his legal and regulatory experience, enable Mr. Chung to provide a valuable and distinct perspective to the Board on a range of business and management matters.

Joe Bob Perkins has served as a director of the Company and the General Partner since January 2012. Mr. Perkins previously served as Executive Chairman of the Board of the Company and the General Partner between March 1, 2020 and December 31, 2020 and as Chief Executive Officer of the Company and the General Partner between January 2012 and March 2020. He also served as President of the Company between the date of its formation on October 2005 and December 2011. Prior to 2005, Mr. Perkins served predecessor Targa companies as President since their founding in 2003. Prior to that, Mr. Perkins served in various leadership roles within the energy industry across several different companies, had employment experience with companies operating in both the midstream and upstream sectors, and was a management consultant with McKinsey & Company working primarily in energy. Mr. Perkins’ intimate knowledge of all facets of the Company, derived from his past services as Executive Chairman of the Board and as President and Chief Executive Officer, coupled with his broad experience in the energy industry, and specifically in the midstream sector, his engineering and business educational background and his experience with the investment community enable Mr. Perkins to provide a valuable and unique perspective to the Board on a range of business and management matters.

James W. Whalen has served as a director of the Company since its formation in October 2005 and of the General Partner since February 2007. Mr. Whalen previously served as Executive Chairman of the Board of the Company and the General Partner between January 2015 and March 2020. He also served as director of an affiliate of the Company during 2004 and 2005. Mr. Whalen previously served as Advisor to Chairman and CEO of the Company and the General Partner between January 2012 and December 2014. He served as Executive Chairman of the Board of the Company between October 2010 and December 2011 and of the General Partner between December 2010 and December 2011. He also served as President-Finance and Administration of the Company between January 2006 and October 2010 and the General Partner between October 2006 and December 2010 and for various Targa subsidiaries since November 2005. Between October 2002 and October 2005, Mr. Whalen served as the Senior Vice President and Chief Financial Officer of Parker Drilling Company. Between January 2002 and October 2002, he was the Chief Financial Officer of Diversified Diagnostic Products, Inc. He served as Chief Commercial Officer of Coral Energy Holding, L.P. (“Coral”) from February 1998 through January 2000. Previously, he served as Chief Financial Officer for Tejas from 1992 to 1998. Mr. Whalen brings a breadth and depth of experience as an executive, Board member, and audit committee member across several different companies and in energy and other industry areas. His valuable management and financial expertise includes an understanding of the accounting and financial matters that the Company and industry address on a regular basis.

Rene R. Joyce has served as a director of the Company since its formation in October 2005 and of the General Partner since October 2006. Mr. Joyce previously served as Executive Chairman of the Board of the Company and the General Partner between January 2012 and December 2014. He also served as Chief Executive Officer of the

Company between October 2005 and December 2011 and the General Partner between October 2006 and December 2011. He also served as an officer and director of an affiliate of the Company during 2004 and 2005 and was a consultant for the affiliate during 2003. Mr. Joyce is a director of Apache Corporation. Mr. Joyce served as a consultant in the energy industry from 2000 through 2003 providing advice to various energy companies and investors regarding their operations, acquisitions and dispositions. Mr. Joyce served as President of onshore pipeline operations of Coral Energy, LLC, a subsidiary of Shell from 1998 through 1999 and President of energy services of Coral, a subsidiary of Shell which was the gas and power marketing joint venture between Shell and Tejas, during 1999. Mr. Joyce served as President of various operating subsidiaries of Tejas, a natural gas pipeline company, from 1990 until 1998 when Tejas was acquired by Shell. As the founding Chief Executive Officer of the Company, Mr. Joyce brings deep experience in the midstream business, expansive knowledge of the oil and gas industry, as well as relationships with chief executives and other senior management at peer companies, customers and other oil and natural gas companies throughout the world. His experience and industry knowledge, complemented by an engineering and legal educational background, enable Mr. Joyce to provide the Board with executive counsel on the full range of business, technical, and professional matters.

Charles R. Crisp has served as a director of the Company since its formation in October 2005 and of the General Partner since March 2016. He also served as a director of an affiliate of the Company during 2004 and 2005. Mr. Crisp was President and Chief Executive Officer of Coral Energy, LLC, a subsidiary of Shell from 1999 until his retirement in November 2000, and was President and Chief Operating Officer of Coral from January 1998 through February 1999. Prior to this, Mr. Crisp served as President of the power generation group of Houston Industries and, between 1988 and 1996, as President and Chief Operating Officer of Tejas. Mr. Crisp is also a director of Southern Company Gas (formerly known as AGL Resources Inc.), a subsidiary of The Southern Company, EOG Resources Inc. and Intercontinental Exchange Inc. Mr. Crisp brings extensive energy experience, a vast understanding of many aspects of our industry and experience serving on the boards of other public companies in the energy industry. His leadership and business experience and deep knowledge of various sectors of the energy industry bring a crucial insight to the Board.

Chris Tong has served as a director of the Company since January 2006 and of the General Partner since March 2016. Mr. Tong served as a director of Kosmos Energy Ltd. from 2011 until September 2019. He served as Senior Vice President and Chief Financial Officer of Noble Energy, Inc. from January 2005 until August 2009. He also served as Senior Vice President and Chief Financial Officer for Magnum Hunter Resources, Inc. from August 1997 until December 2004. Prior thereto, he was Senior Vice President of Finance of Tejas Acadian Holding Company and its subsidiaries, including Tejas Gas Corp., Acadian Gas Corporation and Transok, Inc., all of which were wholly-owned subsidiaries of Tejas. Mr. Tong held these positions from August 1996 until August 1997, and had served in other treasury positions with Tejas since August 1989. Mr. Tong brings a breadth and depth of experience as a chief financial officer in the energy industry, a financial executive, a director of other public companies and a member of other audit committees. He brings significant financial, capital markets and energy industry experience to the Board.

Ershel C. Redd Jr. has served as a director of the Company since February 2011 and of the General Partner since March 2016. Mr. Redd has served as a consultant in the energy industry since 2008 providing advice to various energy companies and investors regarding their operations, acquisitions and dispositions. Mr. Redd was President and Chief Executive Officer of El Paso Electric Company, a public utility company, from May 2007 until March 2008. Prior to this, Mr. Redd served in various positions with NRG Energy, Inc., a wholesale energy company, including as Executive Vice President—Commercial Operations from October 2002 through July 2006, as President—Western Region from February 2004 through July 2006, and as a director between May 2003 and December 2003. Mr. Redd served as Vice President of Business Development for Xcel Energy Markets, a unit of Xcel Energy Inc., from 2000 through 2002, and as President and Chief Operating Officer for New Century Energy’s (predecessor to Xcel Energy Inc.) subsidiary, Texas Ohio Gas Company, from 1997 through 2000. Mr. Redd brings to the Company extensive energy industry experience, a vast understanding of varied aspects of the energy industry and experience in corporate performance, marketing and trading of natural gas and natural gas liquids, risk management, finance, acquisitions and divestitures, business development, regulatory relations and strategic planning. His leadership and business experience and deep knowledge of various sectors of the energy industry bring a crucial insight to the Board.

Laura C. Fulton has served as a director of the Company since February 2013 and of the General Partner since March 2016. Ms. Fulton has served as the Vice President, Finance of the American Bureau of Shipping since January 2020. Ms. Fulton served as the Chief Financial Officer of Hi-Crush Proppants LLC from April 2012 until December 2019 and Hi-Crush GP LLC, the general partner of Hi-Crush Partners LP, from May 2012 until May 2019 and its successor, Hi-Crush Inc., from May 2019 to December 2019. On July 12, 2020, Hi-Crush Inc. and each of its direct and indirect wholly-owned domestic subsidiaries (including Hi-Crush Proppants LLC) (collectively, “Hi-Crush”) filed for protection under Chapter 11 of the Federal Bankruptcy Code. On October 9, 2020, Hi-Crush’s Chapter 11 Plan of Reorganization was confirmed. From March 2008 to October 2011, Ms. Fulton served as Executive Vice President, Accounting and then Executive Vice President, Chief Financial Officer of AEI Services, LLC (“AEI”), an owner and operator of essential energy infrastructure assets in emerging markets. Prior to AEI, Ms. Fulton spent 12 years with Lyondell Chemical Company in various capacities, including as general auditor responsible for internal audit and the Sarbanes-Oxley certification process, and as the assistant controller. Prior to that, she spent 11 years with Deloitte & Touche in public accounting, with a focus on audit and assurance. As a chief financial officer, general auditor and external auditor, Ms. Fulton brings to the company extensive financial, accounting and compliance process experience. Ms. Fulton’s experience as a financial executive in the energy industry, including her positions with a publicly-traded company and master limited partnership, also brings industry and capital markets experience to the Board.

Waters S. Davis, IV has served as director of the Company since July 2015 and of the General Partner since March 2016. Mr. Davis has served as President of National Christian Foundation, Houston since July 2014. Mr. Davis was Executive Vice President of NuDevco LLC (“NuDevco”) from December 2009 to December 2013. Prior to his employment with NuDevco, he served as President of Reliant Energy Retail Services from June 1999 to January 2002 and as Executive Vice President of Spark Energy from April 2007 to November 2009. He previously served as a senior executive at a number of private companies and as an advisor to a private equity firm, providing operational and strategic guidance. Mr. Davis also serves as a director of Milacron Holdings Corp. Mr. Davis brings expertise in the retail energy, midstream and services industries, which enhances his contributions to the Board.

Robert B. Evans has served as a director of the Company since March 2016 and of the General Partner since February 2007. Mr. Evans is also a director of New Jersey Resources Corporation and One Gas, Inc. Mr. Evans was a director of Sprague Resources GP LLC until October 2018. Mr. Evans was the President and Chief Executive Officer of Duke Energy Americas, a business unit of Duke Energy Corp., from January 2004 until his retirement in March 2006. Mr. Evans served as the transition executive for Energy Services, a business unit of Duke Energy, during 2003. Mr. Evans also served as President of Duke Energy Gas Transmission beginning in 1998 and was named President and Chief Executive Officer in 2002. Prior to his employment at Duke Energy, Mr. Evans served as Vice President of marketing and regulatory affairs for Texas Eastern Transmission and Algonquin Gas Transmission from 1996 to 1998. Mr. Evans’ extensive experience in the gas transmission and energy services sectors enhances the knowledge of the Board in these areas of the oil and gas industry. As a former President and CEO of various operating companies, his breadth of executive experiences is applicable to many of the matters routinely facing the Partnership.

Beth A. Bowman has served as a director of the Company and the General Partner since September 2018. Ms. Bowman has served as a director of Sprague Resources GP LLC, the general partner of Sprague Resources LP (“Sprague”), since October 2014, and she currently serves on the Audit Committee of Sprague. Ms. Bowman held management positions at Shell Energy North America (US) L.P. (“Shell Energy”) for 17 years until her retirement in September 2015. While at Shell Energy, she held the roles of Senior Vice President of the West and Mexico and later as the Senior Vice President of Sales and Origination for Shell’s North America business. Prior to joining Shell Energy, Ms. Bowman held management positions at Sempra Energy Trading and Sempra’s San Diego Gas & Electric utility in various areas including trading and marketing, risk management, fuel and power supply, regulatory, finance and engineering. Ms. Bowman also served on the board of the California Power Exchange and the board of the California Foundation of Energy and Environment from 2004 until 2015.

Ms. Bowman’s extensive energy industry background, including her experience in origination, commodities markets and risk management enhances the knowledge of the Board in these areas of the oil and gas industry.

Lindsey M. Cooksen has served as a director of the Company and the General Partner since June 1, 2020. Ms. Cooksen has served as the founder and managing director of Cooksen Wealth, LLC, a wealth management firm, since April 2019. She previously held various positions with Morgan Stanley Private Wealth Management (“Morgan Stanley”) from August 2009 to April 2019. While at Morgan Stanley she held the roles of Private Wealth Advisor, Family Wealth Director and Portfolio Management Director. She also previously worked for Citigroup Global Investment Bank between July 2005 and August 2007. Ms. Cooksen’s extensive corporate experience in the financial services industry, including wealth management and portfolio construction, tax planning and analysis and risk mitigation brings financial experience and an investor’s perspective to the Board.

Summary of Director Qualifications and Experience

This table provides a summary view of the qualifications and attributes of each director and director nominee.

Directors

Knowledge, Skills, Experience
Accounting			•				•	•	•	•	•	•	•
Business Operations	•	•		•	•	•		•	•	•	•
Capital Management	•	•	•	•	•	•	•	•	•	•	•	•	•
Corporate Governance Leadership		•		•		•	•	•	•	•	•	•	•
Executive Experience	•	•		•	•	•	•	•	•	•	•	•	•
Financial Expertise	•		•	•	•	•	•	•	•	•	•	•	•
HR / Compensation				•		•		•	•	•	•		•
Independence	•		•	•	•	•	•	•			•	•
Industry Experience	•	•		•	•	•	•	•	•	•	•	•	•
Legal / Regulatory	•	•	•	•	•	•	•	•	•	•	•	•	•
Mergers & Acquisitions	•	•		•	•	•	•	•	•	•	•	•	•
Public Company Board Experience	•			•	•	•	•	•		•	•	•	•
Risk Management	•	•	•	•	•	•	•	•	•	•	•	•	•
Strategic Planning / Oversight	•	•	•	•	•	•	•	•	•	•	•	•	•

Demographic Background
Targa Board Tenure (Years)[1]	2	0	1	10	5	4	7	10	1	8	9	10	10
Gender (Male / Female)	F	M	F	M	M	M	F	M	M	M	M	M	M

Race / Ethnicity
Asian / Pacific Islander		•
Black			•
Caucasian / White	•			•	•	•	•	•	•	•	•	•	•
Hispanic / Latino
Native American

(1) As of the date of the Annual Meeting. Tenure calculated from the closing date of the Targa initial public offering.

MEETINGS AND COMMITTEES OF DIRECTORS

Board of Directors

Our Board of Directors consists of thirteen members. The Board of Directors reviewed the independence of our directors using the independence standards of the New York Stock Exchange (“NYSE”) and various other factors discussed under “Director Independence” and, based on this review, determined that Mses. Bowman, Cooksen and Fulton and Messrs. Crisp, Davis, Evans, Joyce, Redd and Tong are independent within the meaning of the NYSE listing standards currently in effect. The Board held eleven meetings during 2020. In addition, the independent members of the Board of Directors meet in executive session without the presence of the CEO or other members of management at least once annually. During 2020, each of the directors that served on the Board of Directors during the year attended at least 75% of the aggregate of the total number of meetings of the Board and the total number of meetings of all committees of the Board on which that director served.

Our directors are divided into three classes serving staggered three-year terms. Class I, Class II and Class III directors will serve until our annual meetings of stockholders in 2023, 2021 and 2022, respectively. The Class I directors are Messrs. Chung, Crisp and Whalen and Ms. Fulton, the Class II directors are Messrs. Evans, Redd and Perkins and Mses. Bowman and Cooksen and the Class III directors are Messrs. Davis, Joyce, Meloy and Tong. At each annual meeting of stockholders, directors will be elected to succeed the class of directors whose terms have expired. This classification of our Board of Directors could have the effect of increasing the length of time necessary to change the composition of a majority of the Board of Directors. In general, at least two annual meetings of stockholders will be necessary for stockholders to effect a change in a majority of the members of the Board of Directors.

Committees of the Board of Directors

Our Board of Directors has a standing Audit Committee, Compensation Committee, Nominating and Governance Committee, Risk Management Committee and Sustainability Committee, and may have such other committees as the Board of Directors shall determine from time to time. Each of the standing committees of the Board of Directors has the composition and responsibilities described below.

Audit Committee

The members of our Audit Committee are Mses. Cooksen and Fulton and Mr. Evans. Ms. Fulton is the Chairman of this committee. Our Board of Directors has affirmatively determined that Mses. Cooksen and Fulton and Mr. Evans are independent as described in the rules of the NYSE and the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Our Board of Directors has also determined that, based upon relevant experience, Ms. Fulton is an “audit committee financial expert” as defined in Item 407 of Regulation S-K.

This committee oversees, reviews, acts on and reports on various auditing and accounting matters to our Board of Directors, including: the selection of our independent auditors, the scope of our annual audits, fees to be paid to the independent auditors, the performance of our independent auditors and our accounting practices. In addition, the Audit Committee oversees our compliance programs relating to legal and regulatory requirements and our cybersecurity efforts and measures. We have adopted an Audit Committee charter defining the committee’s primary duties in a manner consistent with the rules of the SEC and NYSE that is posted on the Company’s website at www.targaresources.com/investors/corporate-governance. The Audit Committee held four meetings during 2020.

Compensation Committee

The members of our Compensation Committee are Messrs. Crisp, Davis and Evans and Ms. Bowman. Mr. Davis is the Chairman of this committee. This committee establishes salaries, incentives and other forms of compensation for officers and other employees. Our Compensation Committee also administers our incentive compensation and benefit plans. We have adopted a Compensation Committee charter defining the committee’s primary duties in a manner consistent with the rules of the SEC and NYSE that is posted on the Company’s website at www.targaresources.com/investors/corporate-governance. The Compensation Committee held four meetings during 2020. Our Board of Directors has determined that each of the members of the Compensation Committee is (i) independent under the NYSE’s rules governing Compensation Committee membership; and (ii) a “non-employee director” under Rule 16b-3 of the Exchange Act.

The Compensation Committee has the authority to retain, compensate, direct, oversee and terminate outside counsel, compensation consultants and other advisors hired to assist the Compensation Committee. In April 2020, the Compensation Committee retained Meridian Compensation Partners, LLC (the “Compensation Consultant” or “Meridian”) as its independent compensation consultant for matters related to executive and non-management director compensation. The Compensation Consultant reports to the Compensation Committee and does not provide any additional services to us.

In April 2020, the Compensation Committee considered the independence of Meridian in light of SEC rules and the NYSE listing standards. The Compensation Committee requested and received a letter from Meridian addressing the consulting firm’s independence, including the following factors:

•	Other services provided to us by Meridian;

•	Fees paid by us as a percentage of Meridian’s total revenue;

•	Policies or procedures maintained by Meridian that are designed to prevent a conflict of interest;

•	Any business or personal relationships between the individual consultants involved in the engagement and members of the Compensation Committee;

•	Any stock of the Company owned by the individual consultants involved in the engagement; and

•	Any business or personal relationships between our executive officers and Meridian or the individual consultants involved in the engagement.

The Compensation Committee discussed these considerations and concluded that the work of Meridian did not raise any conflict of interest.

Nominating and Governance Committee

The members of our Nominating and Governance Committee are Messrs. Crisp, Davis and Tong and Ms. Fulton. Mr. Crisp is the Chairman of this committee. This committee identifies, evaluates and recommends qualified nominees to serve on our Board of Directors, develops and oversees our internal corporate governance processes and maintains a management succession plan. We have adopted a Nominating and Governance Committee charter defining the committee’s primary duties in a manner consistent with the rules of the SEC and NYSE that is posted on the Company’s website at www.targaresources.com/investors/corporate-governance. The Nominating and Governance Committee held three meetings during 2020. Our Board of Directors has determined that each of the members of the Nominating and Governance Committee is independent under the NYSE’s rules governing board membership.

In evaluating director candidates, the Nominating and Governance Committee assesses whether a candidate possesses the integrity, judgment, knowledge, experience, skills and expertise that are likely to enhance the Board’s ability to manage and direct the affairs and business of the Company, including, when applicable, to enhance the ability of committees of the Board to fulfill their duties.

Risk Management Committee

The members of our Risk Management Committee are Messrs. Joyce, Tong and Whalen and Ms. Bowman. Ms. Bowman is the Chairman of this committee. This committee oversees our commodity price and commodity basis risk management and hedging activity.

The primary purpose of our commodity risk management activities is to hedge our exposure to price risk and to mitigate the impact of fluctuations in commodity prices on cash flow.

Sustainability Committee

The members of our Sustainability Committee are Messrs. Chung, Joyce and Crisp and Ms. Cooksen. Mr. Chung is the Chairman of this committee. This committee oversees the Company’s material sustainability matters.

The primary purpose of our Sustainability Committee is to assist the Board in overseeing our compliance with all laws, regulations and Company policies and procedures related to material ESG matters, including governance in relation to such matters, and to oversee management’s process for establishing and implementing a strategy to integrate sustainability into various business activities of the Company to create long-term stockholder value.

We have adopted a Sustainability Committee charter defining the committee’s primary duties that is posted on the Company’s website at www.targaresources.com/investors/corporate-governance.

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Discussion and Analysis (CD&A) reviews the elements and objectives of Targa’s executive compensation program and the decision-making process by our Compensation Committee in support of those objectives. We encourage you to read this CD&A in combination with the compensation tables that follow for context regarding the Committee’s 2020 decisions on compensation for our Named Executive Officers (NEOs), as listed below.

2020 Named Executive Officers	Joe Bob Perkins	Executive Chairman
	Matthew J. Meloy	Chief Executive Officer (CEO)
	Jennifer R. Kneale	Chief Financial Officer (CFO)
	Patrick J. McDonie	President – Gathering and Processing
	D. Scott Pryor	President – Logistics and Transportation
	Robert M. Muraro	Chief Commercial Officer

As part of our leadership transition plan, Matthew J. Meloy became our CEO effective March 1, 2020 at which time Joe Bob Perkins, our former CEO, became Executive Chairman of our Board of Directors.

Effective January 1, 2021, Paul W. Chung, Executive Vice President and Senior Legal Advisor, retired from the management team and was elected as Chairman of the Board of Directors. At the same time, Joe Bob Perkins retired from his position as Executive Chairman and from the management team. Mr. Perkins continues to serve on the Board of Directors.

Some of the changes discussed in this CD&A regarding compensation opportunities for 2020 reflect this leadership transition and continued work by the Committee to ensure that compensation opportunities reflect market median practice for each of our NEOs.

EXECUTIVE SUMMARY

2020 Business Environment

During 2020, global commodity prices declined due to factors that significantly impacted both supply and demand. As the COVID-19 pandemic spread and travel and other restrictions were implemented globally, the demand for commodities declined substantially. Additionally, certain major oil producing nations significantly increased their oil and gas production late in the first quarter which further contributed to the surplus production of commodities. Despite these nations subsequently agreeing to reduce global commodity supplies and global economies beginning to re-open, commodity prices remained weak relative to historical levels and continued to be volatile. Reduced economic activity due to the COVID-19 pandemic, combined with uncertainty around global commodity supply and demand, contributed to lower commodity prices. Furthermore, the decline in commodity prices led many exploration and production companies to reduce planned capital expenditures for drilling and production activities and also led to some companies shutting in wells primarily in the first half of 2020. While commodity prices remain low relative to historical levels and uncertainties associated with the impacts of COVID-19 continue, production from wells that were previously shut-in during the first half of 2020 across our operating areas has largely resumed and energy demand and commodity prices continued to recover compared to the first half of 2020.

In the first quarter of 2020, in a response to market conditions, we announced that our Board of Directors approved a reduction in the Company’s quarterly common dividend to $0.10 per share for the quarter ended March 31, 2020 from $0.91 per share in the previous quarter. This reduction provided for approximately $755 million of additional annual direct cash flow, resulting in significant free cash flow available to reduce debt. Additionally, we meaningfully reduced capital spending. We continue to work through numerous internal initiatives to respond to current market conditions, including identifying and implementing cost reduction measures such as reducing or deferring non-essential operating and general and administrative expenses.

As a critical energy infrastructure operator, Targa prioritizes safety in all parts of our organization. In response to the ongoing COVID-19 pandemic, we moved early and quickly to protect the health and safety of our employees and are continuing to proactively manage our response to an evolving national and global situation. We activated and continue to operate under our Business Continuity Plan and took several additional strategic, proactive measures in response to information from the Centers for Disease Control and the local, state and national authorities to try to minimize the risk of business disruption and to protect our ability to deliver reliable services to our customers. Our Business Continuity Plan included:

•	Forming a critical response team of senior management in January 2020 to collaborate, review, and execute Targa’s business response to COVID-19
•	Proactively conducting a mandatory work-from-home drill for all non-field employees ahead of the stay-at-home orders issued by applicable governmental authorities
•	Preserving our workforce by providing our non-field employees with technology and equipment to perform their work duties remotely
•	Instituting social distancing practices and routine deep cleaning protocols at all facility locations to manage the spread of the virus
•	Equipping our facilities’ employees with personal face coverings
•

Continuing to provide leading customer service and reliable operations through enhanced facilities protocols, including limiting access to facilities by essential personnel, enabling social distancing, conducting jobsite safety meetings under social distancing protocols and encouraging virtual meetings rather than in-person meetings when possible

•	Engaging with our supply chain to review their capabilities and continuity of operations and service
•	Implementing plans for safely returning to offices over time

Our Board of Directors receives regular updates around preserving the well-being of our employees and continuity of Targa business operations as COVID-19 evolves.

Despite the challenges experienced during 2020, we remain focused in operating our infrastructure assets safely and protecting the health and safety of our employees.

2020 Performance Highlights

Our overall business performed well in 2020, led by our leadership position in the Permian Basin and our integrated NGL platform. Our full year average Permian natural gas inlet volumes increased 19% when compared to 2019, and drove increasing volumes through our Logistics and Transportation systems, demonstrating the strength of our integrated system. Grand Prix Pipeline throughput, and our fractionation and LPG export volumes all increased significantly over 2019.

Our full year net income (loss) for 2020 was ($1.5) billion compared to ($209.2) million for 2019. Our full year 2020 Adjusted EBITDA of $1.64 billion increased 14% over 2019 and we generated $575 million of free cash flow in the year. In 2020, increasing Adjusted EBITDA and reduced growth capital spending resulted in improving leverage metrics, and we exited 2020 with meaningfully lower leverage when compared to 2019. See Appendix A for a discussion of Adjusted EBITDA and free cash flow, and reconciliations of such measures to their most directly comparable financial measures calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”).

In 2020, we completed several major projects on time and on budget, including two processing plants in the Permian Basin, two fractionation trains in Mont Belvieu, the phased expansion of our LPG export capabilities (“LEP 3”), and the extension of our Grand Prix Pipeline into central Oklahoma. These expansions position Targa to benefit from increasing operating leverage moving forward.

We believe that our key strategic efforts around re-contracting to add fees in Gathering and Processing, reducing growth capital spending, identifying opportunities to reduce operating and general and administrative expenses, reducing our dividend, and focusing on integrated opportunities position us for a successful 2021 and beyond.

Shareholder Outreach

We regularly meet with our shareholders to discuss business topics, seek feedback on our performance, and address other matters such as executive compensation.	2019 Outreach	2020 Outreach

During 2019 and 2020 we increased the focus and intensity of our stockholder engagement on executive compensation matters in response to say-on-pay vote support of approximately 60% in 2019 and approximately 66% in 2020.

	50 invited stockholders	50 invited stockholders

These discussions typically include some combination of our lead independent director, our CEO, CFO, General Counsel, and VP, Finance and Investor Relations. In 2020, we also included our SVP of Sustainability and Environmental, Safety and Health (ES&H).

	80% of outstanding shares	71% of outstanding shares

With a desire to broaden our perspective and improve our communications related to executive compensation, governance, sustainability and related matters, we will continue to engage in annual outreach on those topics with our largest shareholders.

	24 meetings conducted	24 meetings conducted

What We Heard During 2019 and 2020 Outreach

•   Annual incentives appear to be discretionary and plan mechanics are difficult to understand

•   Including multiple annual performance periods in our performance share unit (PSU) plan was viewed by some observers as partially short-term

•   The Company should have a robust market-based clawback policy

•   The use of multiple benchmarking peer groups seems overly complicated

•   Single-trigger vesting of equity upon a change in control (CIC) is no longer typical market practice

•   Consider including per share cash flow metrics or return metrics under the annual plan, such as free cash flow, cash flow from operations, distributable cash flow and return on invested capital

•   Consider using a broader market index in place of or in combination with the AMUS index in our PSU program

•   Consider prohibiting pledging of Company stock in addition to not allowing hedging or purchasing of Company stock on margin

What We Did in Response to What We Heard

•   Implemented a market-based clawback policy that applies to both cash and equity incentive compensation and applies to all of our Section 16 officers in December 2019

•   Implemented a prohibition on pledging of securities by our officers and directors in 2020

•   Developed a single, focused Compensation Peer Group

•   Improved and simplified our description of how annual incentives work in the CD&A

•   Added formulaic elements to the annual incentive plan, including pre-established threshold, target and maximum levels of financial performance and formal weights on individual performance measures

•   Added a per share metric to the annual incentive plan starting with the 2021 program

•   Adopted a single three-year performance period for PSU awards starting with 2020 awards

•   Increased target performance for our PSU awards to the 55th percentile of our peers starting with 2020 awards

•   Eliminated single-trigger vesting from equity incentive awards starting with 2020 awards

2020 EXECUTIVE COMPENSATION PROGRAM SNAPSHOT

Compensation Philosophy and Guiding Principles

The philosophy underlying our executive compensation program is to employ the best leaders in our industry to ensure we execute on our business goals, promote both short-and long-term profitable growth of the Company and create long-term shareholder value. As such, our program is grounded in the following principles:

•

Competitiveness. Our executive compensation program should enable us to attract and retain key executives by providing a total compensation program that is competitive with the market where we compete for executive talent, which encompasses not only diversified midstream companies but also other companies in the energy industry.

•

Performance Accountability. Our executive compensation program should ensure an alignment between our strategic, operational and financial performance and the total compensation received by our NEOs. This includes providing compensation for performance that reflects individual and company performance both in absolute terms and relative to our Peer Group.

•

Shareholder Alignment. Our executive compensation program should ensure a balance between short-term and long-term compensation while emphasizing at-risk or variable compensation. Performance-based compensation acts as a valuable means of supporting our strategic goals and business objectives and aligning the interests of our NEOs with those of our shareholders.

Good Governance Foundation

The following practices and policies in our executive compensation program promote sound compensation governance and align the interests of our shareholders and executives:

What We Do	What We Don’t Do

✓ Provide majority of NEO compensation in the form of performance-based, at-risk, long-term compensation

✓ Use a combination of absolute and relative performance metrics in incentive plans

✓ Maintain a comprehensive clawback policy aligned with industry norms*

✓ Complete an annual compensation risk assessment

✓ Maintain executive and director share ownership guidelines

✓ Retain an independent consultant to advise the Committee

×  No employment contracts

×  No single-trigger change-in-control severance arrangements

×  No single-trigger change-in-control vesting for NEO equity awards**

×  No excise tax gross-ups

×  No perquisites or supplemental benefits not generally available to other employees

×  No hedging or pledging** of Company stock

×  No executive compensation practices that promote excessive risk

  * Implemented in 2019

** Implemented in 2020

Elements of Pay

The following principle pay elements support the grounding principles of our program:

Element	Key Characteristics	Grounding Principles

Base Salary	• Annual fixed cash compensation • Critical factor in attracting and retaining qualified talent	✓
Annual Incentives	• Annual variable cash award • Tied to achievement of key financial, operational, and strategic objectives	✓	✓	✓
Long- Term Incentives

•  Equity-based awards vesting over multiple years:

•  50% Performance share units (PSUs)

•  50% Restricted stock units (RSUs)

•  Ties a majority of NEO compensation to creation of long-term value and encourages NEOs to build meaningful equity ownership stakes

		✓	✓	✓

Pay Mix

Emphasis on at-risk variable compensation. We remain committed to our emphasis on at-risk, incentive-based pay – with payouts tied to our performance through several strategic and financial objectives including relative TSR, and realizable pay heavily dependent upon our ability to grow shareholder value. The charts below show the mix of total direct compensation of our CEO and our other NEOs for 2020. These charts illustrate that a majority of NEO total direct compensation is at-risk (91% for our CEO and an average of 82% for our other NEOs).

CEO Pay at a Glance

Realizable pay aligned with performance. Our emphasis on at-risk, variable and performance-based pay elements, particularly equity incentives, helps to ensure actual compensation realized by our NEOs aligns with returns to our shareholders. As shown in the charts below, CEO realizable pay over the past three and five year periods has aligned closely with our total shareholder return performance.

Realizable compensation includes base salary, actual annual cash incentive earned, and the value of any equity incentive grants valued based upon the period-ending stock price. For our annual comparison of realizable pay to TSR performance, the applicable stock price is the December 31st of each year. For our three-year cumulative summary, the applicable stock price is the closing price on

December 31, 2020. Any performance award granted and settled within the five-year or three-year period covered have been adjusted for actual payout percent. Awards that are still outstanding have been valued assuming a target payout.

OUR DECISION MAKING PROGRESS

The Role of the Compensation Committee

The Compensation Committee oversees the executive compensation program for our NEOs. The Compensation Committee is comprised of independent, non-employee members of the Board. The Compensation Committee works very closely with its independent consultant and senior management to examine the effectiveness of the Company’s executive compensation program throughout the year. Details of the Compensation Committee’s authority and responsibilities are specified in the Compensation Committee’s charter, which may be accessed at our website, www.targaresources.com, by clicking “Investors,” and then “Corporate Governance.”

The Role of Senior Management

Members of our senior management team attend regular meetings where executive compensation, Company and individual performance, and competitive compensation levels and practices are discussed and evaluated. The Executive Chairman and CEO review their recommendations pertaining to NEO pay with the Compensation Committee, providing transparency and oversight. The Executive Chairman and CEO do not participate in the deliberations of the Compensation Committee regarding their own compensation. The members of the Compensation Committee make all final determinations regarding CEO and NEO compensation.

The Role of the Independent Consultant

The Compensation Committee has the authority to engage and retain an independent compensation consultant to provide independent counsel and advice. At least annually, the Compensation Committee formally conducts an evaluation as to the effectiveness of the independent compensation consultant and periodically requests proposals from other potential consulting firms to ensure the independent compensation consultant is meeting its needs. During 2019 and early 2020, the Compensation Committee retained the services of Pearl Meyer and Partners (Pearl Meyer). The primary consultant supporting the Committee left Pearl Meyer during 2020 and in July 2020, the Compensation Committee retained the services of Meridian Compensation Partners (Meridian) as its independent compensation consultant with the same primary consultant for matters related to executive and non-management director compensation for the remainder of 2020 and for 2021.

The Compensation Committee assessed the independence of both Pearl Meyer and Meridian in 2020 as required under NYSE listing rules. The Compensation Committee has also considered and assessed all relevant factors, including but not limited to those set forth in Rule 10C-1(b)(4)(i) through (vi) under the Exchange Act, that could give rise to a potential conflict of interest with respect to the compensation consultants described above. Based on this review, we are not aware of any conflicts of interest raised by the work performed by either firm that would prevent the consultants from serving as an independent advisor to the Compensation Committee.

The Role of Market References in Setting Compensation

For purposes of setting compensation levels for 2020, the Compensation Committee worked with its independent compensation consultant to review market data from our peers and from broader market survey sources to provide a reference and framework for decisions about the base salary and target annual and long-term incentives for each NEO. The Compensation Committee considers this information carefully and generally desires to be competitive approximately at the market median for total compensation opportunities, although we do not formally benchmark any item of compensation to a specific level compared to our peers. Consequently, in setting pay levels of our NEOs, the

Committee considers a variety of additional factors, including individual performance, competencies, skills, potential, prior experience, scope of responsibility and accountability within the organization.

Compensation Peer Group

For purposes of setting compensation levels for 2020, and in connection with our goal to improve our compensation programs, during 2019 the Compensation Committee worked closely with Pearl Meyer and senior management to develop a representative peer group. The 2020 compensation peer group consisted of a mix of 18 midstream and exploration and production companies.

2020 Compensation Peer Group
Buckeye Partners, L.P.	Magellan Midstream Partners, L.P.
Cheniere Energy, Inc.	Marathon Oil Corporation
Concho Resources, Inc.	Noble Energy, Inc.
Crestwood Equity Partners, L.P.	NuStar Energy L.P.
Devon Energy Corporation	ONEOK, Inc.
Energy Transfer Equity, L.P.	Parsley Energy, Inc.
Enterprise Products Partners L.P.	Pioneer Natural Resources Company
EnLink Midstream Partners, L.P.	Plains All American Pipeline, L.P.
Kinder Morgan, Inc.	Williams Companies, Inc.

Targa Percentile Rank vs. Peers – Key Financial Measures(1)

Annual revenues 64th percentile	Total Assets 41st percentile	Enterprise Value 52nd percentile
(1)	As presented to the Compensation Committee in July 2020. Source: S&P Capital IQ

The Compensation Committee reviews the composition of our peer group every year with its independent consultant in order to ensure that the companies in the group continue to reflect an appropriate reference point for NEO compensation at Targa.

2020 EXECUTIVE COMPENSATION PROGRAM IN DETAIL

Base Salary

In February 2020, the Compensation Committee authorized base salary increases for all of the NEOs (other than the Executive Chairman) in order to recognize changing roles and to align more closely with competitive market practice. In May 2020, as part of Company-wide cost-cutting efforts in response to the COVID-19 pandemic and lower commodity prices, the CEO salary was reduced 15%, the other NEO salaries were reduced by 10% and the Board of Directors cash retainers were reduced by 10%. Based upon stronger-than-expected Adjusted EBITDA performance and improved business conditions, in October 2020 the Committee approved restoration of these temporary reductions.

The 2020 base salary rates for our NEOs were as follows:

NEO	2019 Salary	March 1, 2020 Salary	May 16, 2020 Reduced Salary	October 31, 2020 Salary	Percent Change 2019 to October 2020
Perkins	$900,000	$750,000	$675,000	$750,000	-17%
Meloy	600,000	875,000	743,800	875,000	46%
Kneale	400,000	575,000	517,500	575,000	44%
McDonie	500,000	525,000	472,500	525,000	5%
Pryor	500,000	525,000	472,500	525,000	5%
Muraro	500,000	525,000	472,500	525,000	5%

Changes in base salary for Mr. Perkins, Mr. Meloy and Ms. Kneale in 2020 are largely reflective of changes in roles as part of our leadership transition.

•	Mr. Perkins’ base salary decrease reflects his transition to the Executive Chairman role effective March 1, 2020
•	Mr. Meloy’s base salary increase reflects the significant expansion of responsibilities he has assumed upon becoming CEO on March 1, 2020
•

Ms. Kneale’s base salary increase reflects the multi-year transition of her compensation to a level closer to similarly situated officers in connection with her appointment as Chief Financial Officer on March 1, 2018

March 2021 salaries for our NEOs are unchanged from those shown above, except for Mr. Perkins who is no longer an NEO.

Annual Incentives

For 2020, our NEOs were eligible to receive annual incentive awards under the 2020 Annual Incentive Compensation Plan (the “2020 Bonus Plan”), which was approved by the Compensation Committee in January 2020.

Target Bonus Amounts. Target bonus opportunities are expressed as a percentage of base salary and were established based on the NEO’s level of responsibility and ability to impact overall results. The Compensation Committee also considers market data in setting target bonus amounts. The 2020 target bonus opportunities were as follows:

NEO	2020 Target Bonus (% of Salary)	2020 Target Bonus ($)
Joe Bob Perkins	125%	$937,500
Matthew J. Meloy	200%	1,750,000
Jennifer R. Kneale	100%	575,000
Patrick J. McDonie	100%	525,000
D. Scott Pryor	100%	525,000
Robert M. Muraro	100%	525,000

The 2021 target bonus opportunities for our current NEOs are unchanged from 2020.

2020 Bonus Plan Funding Levels. Annual bonus awards are based upon a rigorous evaluation of results across a variety of financial, operational and strategic categories. Performance is measured against a combination of:

•	Pre-established financial and operational goals; and
•	Key strategic business priorities.

Plan funding incorporates formulaic quantitative evaluation and qualitative evaluation based on a holistic evaluation by the Compensation Committee. We believe this balance of formulaic and qualitative evaluation is critical, reflecting the complexity of our business and our desire to ensure that decision-making over the short-term remains focused on producing sustainable growth over the long term.

Evaluation of 2020 Performance. Our evaluation of performance in the annual incentive program includes consideration of performance on multiple factors within three general categories and with a safety category overlay:

Category	What it includes	Why it is important
Financial Performance	• Adjusted EBITDA • Balance sheet management	Adjusted EBITDA and balance sheet management together emphasize the importance of profitable growth grounded in prudent fiscal management
Operational Performance	• Volume growth • Commercial execution • Capital discipline • Project execution

Stresses the importance of operational excellence and optimization of asset utilization through increasing volumes, while focused on commercial execution and capital discipline – key drivers of value creation

Sustainability	• Talent management and development • Environmental, social and governance (ESG)

Promotes focus on investment in human capital and on incorporating the interests of all key stakeholders in the execution of our business strategy to help ensure that annual performance leads to sustainable long-term growth

Safety

•  A holistic scorecard including quantitative and qualitative evaluation of incident rates, severity, process improvement, and other safety-related items

•  Operates outside plan as a modifier that can reduce plan payout if performance is below expectations

Stresses critical nature of safe operations and reinforces philosophy that strong safety performance is an expectation and not a justification for increased incentive compensation

The table below provides the more specific items within the first three general categories that our Compensation Committee used when setting and determining the 2020 bonuses.

Category	Priorities	Achievements	Score
Financial Performance (60%)	Adjusted EBITDA	Threshold: $1.44 – Target: $1.60 – Max: $1.76 Actual performance: $1.637 million	1.23
	Debt/Adjusted EBITDA ratio	Threshold: 5.5x – Target 5.25x – Max: 5.0x Actual performance: 4.7x	2.00
	Liquidity	Maintain liquidity and minimize public equity needs Actual performance: significant liquidity position maintained without raising any external equity	No negative discretion
Operational Performance (30%)	Volume growth	Threshold and maximum +/- 5% variance to 20% and 10% guidance Actual performance: Permian +19% Actual performance: Field G&P +2%	0.80 0.00
	Capital discipline	Threshold: $1.50B – Target: 1.30B – Max: $1.11B Actual performance: $598 million	2.00
	Commercial execution

Continue focus on increasing G&P fee-based margin

Continue focus on execution of deals that benefit our integrated platform

Actual performance: increased G&P fee-based margin significantly, particularly in the Permian Basin; executed additional integrated commercial deals

			No negative discretion
	Project execution	Threshold set at achievement of quarterly in-service dates and planned budgets May exceed target if all major projects on time and under budget Results: Train 7, Train 8, LEP 3, Peregrine and Gateway on time and budget	1.50
Sustainability (10%)	Talent Management	Continue focus on identification and retention of talented employees Actual performance: unplanned turnover flat compared to 2019	No negative discretion
	ESG (Environmental, Social, Governance)

Continue to advance disclosures and investor dialogue

Actual performance: published second annual Sustainability Report, with increased disclosures; proactively maintained consistent dialogue with the investor community

			No negative discretion

2020 Bonus Plan Payouts. Based on the assessment described above for 2020, the calculated bonus pool funding rate was 1.39 times the target level under the 2020 Bonus Plan. The Compensation Committee separately reviewed our safety performance for 2020, which included improvements in process and communication and reduction in overall incident rate, but also included an increase in severity. The Compensation Committee did not apply any adjustment to the pool to reflect safety performance.

Before determining the approved funding rate, the Committee also considered its appropriateness in light of broader market conditions and shareholder experience during 2020, including reduced distributions and stock price declines. While the Committee acknowledged the Company’s strong financial and operational performance in the face of challenging conditions, they exercised their discretion to cap the bonus pool at 1.0x target.

Category	Payout Factor	Weight	Weighted Factor

Financial	1.6	60%	0.97

Operational	1.1	30%	0.32

Sustainability	1.0	10%	0.10

Total Calculated Payout			1.39

Total Approved Payout			1.00

Individual Performance Multiplier. The Compensation Committee also evaluated the executive group and each officer’s individual performance for the year and determined that there were no special circumstances that would be quantified applicable to any named executive officer’s performance for 2020. As a result, the Compensation Committee determined a performance multiplier of 1.0x should be applied to each named executive officer for 2020 based on the officer’s individual performance and performance as part of the executive team.

Settlement of 2020 Bonus Awards. The following table reflects the actual awards received by our NEOs under the 2020 Bonus Plan:

NEO	Target Bonus ($)	Individual Performance Factor	Company Performance Factor	Actual Bonus Paid (Cash)
Perkins	$937,500	1.00	1.00	$937,500
Meloy	1,750,000	1.00	1.00	1,750,000
Kneale	575,000	1.00	1.00	575,000
McDonie	525,000	1.00	1.00	525,000
Prior	525,000	1.00	1.00	525,000
Muraro	525,000	1.00	1.00	525,000

2021 Annual Incentive Cash Compensation Program. For 2021, our NEOs are eligible to receive annual cash awards under the 2021 Annual Incentive Cash Compensation Program (the “2021 Bonus Plan”), which was approved by the Compensation Committee in March 2021. The payments under the 2021 Bonus Plan consist of cash awards made under our 2010 Stock Incentive Plan.

Our evaluation of performance in the 2021 Bonus Plan includes consideration of performance on multiple factors within three general categories and with a safety category overlay:

Category	What it includes	Why it is important
Financial Performance (60%)	• Distributable cash flow per share • Adjusted EBITDA • Balance sheet management • Reducing Debt / EBITDA ratio	Distributable cash flow per share, Adjusted EBITDA and balance sheet management together emphasize the importance of profitable growth grounded in prudent fiscal management
Operational Performance (30%)	• Operational execution • Volume growth

Stresses the importance of operational excellence, project execution and optimization of asset utilization through increasing volumes, while focused on effective capital discipline while managing operating and G&A costs. Commercial execution to focus on integrated and fee-based business – key drivers of value creation

• Operating cost and G&A discipline
• Capital discipline
• Project and commercial execution
Sustainability (10%)	• Environmental, social and governance performance (ESG)

Promotes focus on investment in human capital and on incorporating the interests of all key stakeholders in the execution of our business strategy to help ensure that annual performance leads to sustainable long-term growth

Safety

•   A holistic scorecard including quantitative and qualitative evaluation of incident rates, severity, process improvement, etc.

•   Operates outside plan as a modifier that can reduce plan payout if performance is below expectations

Stresses critical nature of safe operations and reinforces philosophy that strong safety performance is an expectation and not a justification for increased incentive compensation

Long-Term Equity Incentives

Equity compensation directly aligns the interests of the NEOs with those of our stockholders. In 2020, the Company granted equity compensation under our Stock Incentive Plan as follows:

Type of Equity Award	Weight	Description
Performance Share Units (PSUs)	50%	Vest at the end of a three-year period contingent on the achievement of the Company’s total shareholder return (TSR) relative to the TSR of a specified comparator group of publicly-traded midstream companies (the “LTIP Peer Group”) measured over the three year period
Restricted Stock Units (RSUs)	50%	Vest in full at the end of a three-year period based solely on continued service; RSUs help to secure and retain executives and instill an ownership mentality

We express target long-term equity incentive awards as a total dollar value based on a percentage of the NEO’s base salary. For awards granted in 2020, the specified percentage of each NEO’s base salary used for purposes of determining the amount of long-term equity incentive awards granted and the corresponding dollar values are set forth in the following table:

NEO	Target Award (% of Salary)	Target Award ($ Value)	Number of RSUs Granted (#)	Number of PSUs Granted (#)
Perkins	600%	$ 4,500,000	55,255	55,255
Meloy	800%	7,000,000	85,593	85,953
Kneale	400%	2,300,000	28,242	28,242
McDonie	325%	1,706,250	20,951	20,951
Pryor	325%	1,706,250	20,951	20,951
Muraro	325%	1,706,250	20,951	20,951

The number of shares subject to each award is determined by dividing the total dollar value allocated to the award by the ten-day average closing price of the shares measured over a period prior to the date of grant.

2020 PSU Plan Design

PSUs vest depending on the satisfaction of certain service-related conditions and the Company’s TSR relative to the TSR of the members of the LTIP Peer Group measured over a single three-year performance period. For the 2020 PSUs, the LTIP Peer Group was composed of the companies that make up the Alerian US Midstream Index (AMUS), using the following payout schedule:

Relative TSR Attainment vs. Companies in the Alerian US Midstream Index	Guideline Performance Percentage (% of target)
Below 25th percentile	0%
25th percentile	50%
55th percentile	100%
75th percentile or higher	250%

As shown in the table, in 2020 we shifted our target payout from the 50th percentile to the 55th percentile to ensure that a target payout requires performance above the median of our performance peers. Payout for performance between threshold and target or between target and maximum are calculated using straight-line interpolation.

The performance period for the 2020 PSUs began on January 1, 2020 and ends on December 31, 2022 and TSR for the period is measured using the following formula:

TSR =	Average closing price at end of period + dividends paid over period
Average closing price at beginning of period

2018 – 2020 PSU Plan Payout

The PSUs granted to our NEOs in 2018 used a similar structure as the 2020 PSUs except that the performance period consisted of three annual periods (2018, 2019 and 2020) and a cumulative three year period that began on January 1, 2018 and ended on December 31, 2020. The LTIP Peer Group for the 2018 PSUs was a subset of the midstream companies included in the 2018 compensation peer group. The TSR performance factor was based on relative TSR performance over the designated weighting periods as follows:

Weighting Period	Percent of Award
Annual relative TSR for Year 1	25%
Annual relative TSR for Year 2	25%
Annual relative TSR for Year 3	25%
Cumulative relative TSR over the three-year performance period	25%

On January 19, 2021, our Compensation Committee determined that the overall vesting percentage that was earned for the 2018 PSUs was 173% of target grant amounts, and the corresponding shares became vested.

Performance Period	Targa Percentile Rank	Weight	Percent of Target Earned
Year 1 TSR	56th	25%	134%
Year 2 TSR	56th	25%	134%
Year 3 TSR	63th	25%	175%
Cumulative 3 year TSR	75th	25%	250%
Weighted Average			173%

Because vesting did not occur until our Compensation Committee determined the achievement of applicable performance goals at the beginning of 2021, these awards were still considered “outstanding” as of December 31, 2020 for purposes of the compensation tables that follow this CD&A.

OTHER EXECUTIVE COMPENSATION PRACTICES AND POLICIES

Stock Ownership Guidelines

In 2017, our Compensation Committee adopted Stock Ownership Guidelines for our independent directors and executive officers. We believe that our Stock Ownership Guidelines align the interests of our executive officers and independent directors with the interests of our stockholders. The guidelines below were established with advice from the Compensation Consultant and are believed to follow market standards.

Ownership Requirement
Chief Executive Officer	5.0 x base salary
Other Executives	3.0 x base salary
Nonemployee Directors	5.0 x annual cash retainer

The CEO, executive officers and directors have five years from the date first subject to the guidelines to meet the applicable ownership levels. Stock owned directly by an officer or independent director as well as unvested restricted stock units will count for purposes of determining stock ownership levels.

Anti-Hedging and Anti-Pledging Policy

All of our officers, employees and directors are subject to our Insider Trading Policy, which, among other things, prohibits officers, employees and directors from engaging in certain short-term or speculative transactions involving our securities. Specifically, the policy provides that officers, employees and directors may not engage in the following transactions: (i) the purchase of our common stock on margin, (ii) short sales of our common stock, or (iii) the purchase or sale of options of any kind, whether puts or calls, or other derivative securities, relating to our common stock. We have also amended our Insider Trading Policy so that officers, employees and directors may not enter into pledges of our securities as collateral. In order to allow time to unwind any existing pledge arrangements, such arrangements must be cancelled or modified so that the securities are no longer pledged by April 2022.

Recoupment Clawback Policy

In December 2019, our Board adopted an executive compensation clawback policy. Our policy provides that performance-based incentive compensation (cash or equity) paid to our Section 16 officers may be recovered in the event of a restatement of the Company’s financial results, or under certain other circumstances, such as an officer’s misconduct that results in an adverse impact on the Company’s financial or stock price performance. In connection with such events, the Compensation Committee will have the right to require the reimbursement or forfeiture of any performance-based incentive payments, including payments under the annual incentive plan and performance-based PSUs, paid to the officer to the extent permitted by applicable law. The clawback policy applies to all performance-based incentive compensation granted following the adoption of the clawback policy.

In addition, the Company will take action to modify the clawback policy to comply with Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 should the SEC determine and implement final rules. Furthermore, restricted stock, restricted stock unit and performance share unit agreements covering awards made to our named executive officers and other applicable employees include language providing that any compensation, payments or benefits provided under such an award (including profits realized from the sale of earned shares) are subject to clawback to the extent required by applicable law.

Compensation Risk Assessment

The Compensation Committee reviews the relationship between our risk management policies and compensation policies and practices each year and, for 2020, has concluded that we do not have any compensation policies or practices that expose us to excessive or unnecessary risks that are reasonably likely to have a material adverse effect on us. Because our Compensation Committee retains the sole discretion for determining the actual amount paid to executives pursuant to our annual incentive bonus program, our Compensation Committee is able to assess the actual behavior of our executives as it relates to risk-taking in awarding bonus amounts. In addition, the performance objectives applicable to our annual bonus program consist of diverse company-wide and business unit goals, including commercial, operational and financial goals to support our business plan and priorities, which we believe lessens the potential incentive to focus on meeting certain short-term goals at the expense of longer-term risk. Further, our use of long-term equity incentive compensation for 2020 with three-year vesting periods in combination with meaningful ownership requirements serves our executive compensation program’s goal of aligning the interests of executives and shareholders, thereby reducing the incentives to unnecessary risk-taking.

Retirement, Health and Welfare, and Other Benefits

Employees are eligible to participate in a section 401(k) tax-qualified, defined contribution plan (the “401(k) Plan”), which helps employees save for retirement through a tax-advantaged combination of employee and company contributions and directly manage their retirement plan assets through a variety of investment options. Under the plan, participants may elect to defer up to 30% of their eligible compensation on a pre-tax basis (or on a post-tax basis via a Roth contribution), subject to certain limitations under the Internal Revenue Code of 1986, as amended (the “Code”). In addition, we make the following contributions to the 401(k) Plan for the benefit of our employees, including our NEOs: (i) 3% of the employee’s eligible compensation, and (ii) an amount equal to the employee’s contributions to the 401(k) Plan up to 5% of the employee’s eligible compensation. The 5% matching contribution by the Company was suspended on June 1, 2020 but was reinstated effective January 1, 2021. In addition, we may also make discretionary contributions to the 401(k) Plan for the benefit of employees depending on our performance. Company contributions to the 401(k) Plan may be subject to certain limitations under the Code for certain employees. We do not maintain a defined benefit pension plan or a nonqualified deferred compensation plan for our NEOs or other employees.

All full-time employees, including our NEOs, are eligible to participate in our health and welfare benefit programs, including medical, life insurance, dental coverage and disability insurance. It is the Compensation Committee’s policy not to pay for perquisites for any of our NEOs, other than minimal parking subsidies.

Change in Control and Severance Benefits

Our ability to build the exceptional leadership team we have today was due in large part to our having the full complement of compensation tools available to us and the flexibility to use them. This includes the ability to leverage change in control and severance benefits.

The Compensation Committee believes that together, our change in control and severance benefits, which are guided by our governance practices and policies, are well-aligned with those of our peers. More importantly, they foster stability and focus within the senior leadership team by helping to ensure that personal concerns regarding job security do not hinder mergers, reorganizations or other transactions that may be in the best interest of shareholders.

Please see “Executive Compensation—Potential Payments Upon Termination or Change in Control” below for further information.

Accounting Considerations

We account for the equity compensation expense for our employees, including our named executive officers, under the rules of Financial Accounting Standards Board (“FASB”), Accounting Standards Codification (“ASC”) Topic 718. This regulation requires us to record an expense for each award of long-term equity incentive compensation over the vesting period of the award based on the fair value at the grant date. Accounting rules also require us to record cash compensation as an expense at the time the obligation is accrued.

Tax Considerations

We consider the impact of various tax rules in implementing our compensation program. Section 162(m) of the Code (“Section 162(m)”) generally limits the deductibility by a corporation of compensation in excess of $1,000,000 paid to certain executive officers. Due to the fact that our executive officers provide services to both us and to certain non-corporate subsidiaries, we have historically designed incentive awards that are not subject to the deduction limitations of Section 162(m). However, recent regulations were published with respect to Section 162(m) that will alter the way that compensation is allocated between services to us and our subsidiaries, and certain compensation granted to our covered executive officers may become subject to the deductibility restrictions of 162(m). Our Compensation Committee believes that its primary responsibility is to provide a compensation program that is consistent with its compensation philosophy and supports the achievement of its compensation objectives. Therefore the Compensation Committee has retained the authority to grant appropriate compensation items or awards to our service providers notwithstanding an adverse tax or accounting treatment for that compensation.

Compensation Committee Report

Messrs. Davis, Crisp and Evans and Ms. Bowman are the current members of our Compensation Committee. Effective March 15, 2021, the Board of Directors appointed Ms. Bowman as a member of the Compensation Committee. In fulfilling its oversight responsibilities, the Compensation Committee, as composed prior to March 15, 2021, has reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement and incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2020. Based on these reviews and discussions, the Compensation Committee, as composed prior to March 15, 2021, recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2020.

The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act.

The Compensation Committee

Waters S. Davis, IV,	Charles R. Crisp,	Robert B. Evans,

Chairman	Committee Member	Committee Member

EXECUTIVE COMPENSATION

Summary Compensation Table for 2020

The following Summary Compensation Table sets forth the compensation of our named executive officers for 2020, 2019 and 2018. Additional details regarding the applicable elements of compensation in the Summary Compensation Table are provided in the footnotes following the table.

Name and Principal Position	Year	Salary	Bonus (1)	Stock Awards ($) (2) (3)	All Other Compensation (4)	Total
Joe Bob Perkins	2020	$ 746,875	$ 937,500	$ 9,504,775	$ 24,110	$ 11,213,260
Executive Chairman	2019	891,667	—	11,545,172	23,710	12,460,549
	2018	833,333	—	12,624,959	23,310	13,481,602

Matthew J. Meloy	2020	$ 779,967	$ 1,750,000	$ 9,548,519	$ 24,110	$ 12,102,596
Chief Executive Officer	2019	587,500	1,920,000	3,921,450	23,710	6,452,660
	2018	516,667	1,115,625	3,914,716	23,037	5,570,045

Jennifer R. Kneale	2020	$ 524,271	$ 575,000	$ 3,137,404	$ 24,056	$ 4,260,731
Chief Financial Officer	2019	391,667	640,000	2,091,404	23,274	3,146,345
	2018	332,500	446,250	1,166,427	22,535	1,967,712

Patrick J. McDonie	2020	$ 501,146	$ 525,000	$ 2,327,447	$ 23,947	$ 3,377,540
President – Gathering and Processing	2019	495,833	800,000	2,124,127	23,492	3,443,452
	2018	466,667	807,500	1,803,674	22,928	3,100,769

D. Scott Pryor	2020	$ 501,146	$ 525,000	$ 2,327,447	$ 23,947	$ 3,377,540
President – Logistics and	2019	495,833	800,000	2,124,127	23,492	3,443,452
Transportation	2018	466,667	807,500	1,803,674	22,928	3,100,769

	2020	$ 501,146	$ 525,000	$ 2,327,447	$ 23,947	$ 3,377,540
Robert M. Muraro	2019	491,667	800,000	2,124,127	23,492	3,439,286
Chief Commercial Officer	2018	433,333	765,000	1,666,299	22,764	2,887,396

(1)

For 2020, amounts reported in the “Bonus” column represents the portion of the bonus awarded pursuant to our 2020 Bonus Plan that was paid to the named executive officers in cash. The Compensation Committee determined that each named executive officer’s total bonus amount would be settled in cash. Please see “Compensation Discussion and Analysis—Components of Executive Compensation Program for Fiscal 2020—Annual Incentive Bonus.” As discussed in CD&A, payments pursuant to our Bonus Plan are ultimately discretionary and not based solely on a formulaic performance structure.

(2)

Amounts reported in the “Stock Awards” column for 2020 represent the aggregate grant date fair value of restricted stock unit and performance share unit awards granted under our Stock Incentive Plan in 2020 (including restricted stock unit awards granted on January 16, 2020 in connection with 100% of the bonus for Mr. Perkins under the 2019 Bonus Plan that we granted in the form of restricted stock units, described below) computed in accordance with FASB ASC Topic 718, disregarding the estimate of forfeitures. Assumptions used in the calculation of these amounts are included in Note 25—Compensation Plans to our “Consolidated Financial Statements” included in our Annual Report on Form 10-K for fiscal year 2020. Detailed information about the value attributable to specific awards is reported in the table under “—Grants of Plan-Based Awards for 2020” below. The grant date fair value of each restricted stock unit subject to the restricted stock unit awards granted on January 16, 2020, assuming vesting will occur, is $41.39. The grant date fair value of each performance share unit subject to the performance share unit awards granted on January 16, 2020, assuming vesting will occur, is $69.70 which is the per unit fair value determined using a Monte Carlo Simulation valuation methodology in accordance with FASB ASC Topic 718. Assuming, instead, a payout percentage for these performance unit awards of 250%, which is the maximum payout percentage under the awards, the aggregate grant date fair value of the equity-settled performance unit awards granted on January 16, 2020 for each named executive officer is as follows: Mr. Perkins – $9,628,184; Mr. Meloy – $14,977,310; Ms. Kneale – $4,921,169; Mr. McDonie – $3,650,712; Mr. Pryor – $3,650,712; and Mr. Muraro – $3,650,712. For 2019, the Compensation Committee provided that bonuses to our named executive officers under the 2019 Bonus Plan would be (i) 100% restricted stock unit awards equal to Mr. Perkins’ total bonus amount and (ii) cash equal to each of the other named executive officer’s total bonus amount. The restricted stock unit award will vest in one year after the date of award, subject to continued employment of Mr. Perkins through that date. Because this award was granted on January 16, 2020, it is reported as compensation in the Summary Compensation Table for 2020 in accordance with SEC rules. For 2018, the Compensation Committee provided that bonuses to our named executive officers under the 2018 Bonus Plan would be (i) 100% restricted stock unit awards equal to Mr. Perkins’ total bonus amount and (ii) cash equal to each of the other named executive officer’s total bonus amount. The restricted stock unit award will vest in full three years after the date of award, subject to continued employment of Mr. Perkins through that date. Because this award was granted on January 17, 2019, it is reported as compensation in the Summary Compensation Table for 2019 in accordance with SEC rules.

(3)

On January 12, 2018, the Compensation Committee awarded a special performance/retention award to Mr. Perkins. The special performance/retention award consisting of 80,000 units was granted in the form of restricted stock units that vested 50% on December 31, 2018 and 50% on December 31, 2019.

(4)

For 2020, “All Other Compensation” includes (i) the aggregate value of all employer-provided contributions to each named executive officer under our 401(k) plan and (ii) the dollar value of life insurance premiums paid by the Company with respect to life insurance for the benefit of each named executive officer.

Name	401(k) and Profit Sharing Plan	Dollar Value of Life Insurance Premiums	Total
Joe Bob Perkins	$ 22,800	$ 1,310	$ 24,110
Matthew J. Meloy	22,800	1,310	24,110
Jennifer R. Kneale	22,800	1,256	24,056
Patrick J. McDonie	22,800	1,147	23,947
D. Scott Pryor	22,800	1,147	23,947
Robert M. Muraro	22,800	1,147	23,947

Grants of Plan-Based Awards for 2020

The following table and the footnotes thereto provide information regarding grants of plan-based equity awards made to the named executive officers during 2020:

Name	Grant Date	Estimated Future Payouts Under Performance Share Unit Awards			Equity Awards: Number of Units	Grant Date Fair Value of Equity Awards (3)
		Threshold (#)	Target (#)	Maximum (#)
Mr. Perkins	01/16/20 (1)	27,628	55,255	138,138	55,255	$ 6,138,228
	01/16/20 (2)				81,336	3,366,497

Mr. Meloy	01/16/20 (1)	42,977	85,953	214,883	85,953	9,548,518

Ms. Kneale	01/16/20 (1)	14,121	28,242	70,605	28,242	3,137,404

Mr. McDonie	01/16/20 (1)	10,476	20,951	52,378	20,951	2,327,447

Mr. Pryor	01/16/20 (1)	10,476	20,951	52,378	20,951	2,327,447

Mr. Muraro	01/16/20 (1)	10,476	20,951	52,378	20,951	2,327,447

(1)

These grants on January 16, 2020 are the annual long-term equity incentive awards for 2020 granted to our named executive officers in the form of restricted stock unit and performance share unit awards granted under our Stock Incentive Plan. For a detailed description of how performance achievements will be determined for performance share units, see “Compensation Discussion and Analysis – 2020 Components of Executive Compensation Program In Detail – 2020 PSU Plan Design.”

(2)	This grant, also made on January 16, 2020, is a restricted stock unit award granted to Mr. Perkins in lieu of 100% of the cash payments under the 2019 Bonus Plan.

(3)

The value within the “Grant Date Fair Value of Equity Awards” column was determined by multiplying the shares awarded by the grant date fair value per share computed in accordance with FASB ASC Topic 718: $41.39 for the January 16, 2020 restricted stock unit awards; and $69.70 for the January 16, 2020 performance share units.

Narrative Disclosure to Summary Compensation Table and Grants of Plan Based Awards Table

A discussion of 2020 salaries, bonuses, incentive plans and awards is set forth in “Compensation Discussion and Analysis,” including a discussion of the material terms and conditions of the 2020 restricted stock unit and performance share unit awards under our Stock Incentive Plan. Further discussion regarding restricted stock units granted in January 2020 in lieu of a cash payment under our 2019 Bonus Plan are described in our proxy statement for our 2020 annual meeting of stockholders, filed with the Securities and Exchange Commission on March 27, 2020.

Outstanding Equity Awards at 2020 Fiscal Year-End

The following table and the footnotes related thereto provide information regarding equity-based awards outstanding as of December 31, 2020 for each of our named executive officers. None of our named executive officers held any outstanding stock option awards as of December 31, 2020.

	Stock Awards
Name	Number of Shares That Have Not Vested (1)	Market Value of Shares That Have Not Vested (2)	Performance Share Units: Number of Unearned Units That Have Not Vested (3)	Performance Share Units: Market or Payout Value of Unearned Units That Have Not Vested (4)

Joe Bob Perkins	460,612	$12,150,945	336,878	$8,886,842
Matthew J. Meloy	252,931	6,672,320	306,258	8,079,086
Jennifer R. Kneale	106,707	2,814,931	119,338	3,148,136
Patrick J. McDonie	122,774	3,238,778	101,873	2,687,410
D. Scott Pryor	122,774	3,238,778	101,873	2,687,410
Robert M. Muraro	134,994	3,561,142	101,873	2,687,410

(1)	Represents the following shares of restricted stock units (and earned performance units) under our Stock Incentive Plan held by our named executive officers:

	Joe Bob Perkins	Matthew J. Meloy	Jennifer R. Kneale	Patrick J. McDonie	D. Scott Pryor	Robert M. Muraro
January 6, 2016 Award (a)	—	—	5,000	—	—	—

January 20, 2017 Award (b)	—	50,000	30,000	45,000	45,000	60,000

January 17, 2018 Award (c)	46,987	26,383	7,915	11,935	11,935	11,307

January 17, 2018 Award (d)	45,831	8,402	2,364	4,442	4,442	3,377

January 17, 2018 Award (e)	81,288	45,643	13,693	20,648	20,648	19,561

January 17, 2019 Award (f)	79,496	36,550	19,493	19,798	19,798	19,798

January 17, 2019 Award (g)	70,419	—	—	—	—	—

January 16, 2020 Award (h)	55,255	85,953	28,242	20,951	20,951	20,951

January 16, 2020 Award (i)	81,336	—	—	—	—	—

Total	460,612	252,931	106,707	122,774	122,774	134,994

(a)

The restricted stock units awarded January 6, 2016 vested on January 6, 2021, contingent upon continuous employment through the end of the vesting period. The underlying shares of stock are not issued until vesting at the end of the vesting period.

(b)

The restricted stock units awarded January 20, 2017 as a retention grant vest (i) 30% on January 20, 2021, (ii) 30% on January 20, 2022 and (iii) 40% on January 20, 2023, contingent upon continuous employment through the end of the vesting period. The underlying shares of stock are not issued until vesting at the end of the vesting period.

(c)

The restricted stock units awarded January 17, 2018 are subject to the following vesting schedule: 100% of the restricted stock units vested on January 17, 2021, contingent upon continuous employment or the satisfaction of certain other service-related conditions upon the executive’s retirement, in either case, through the end of the vesting period. The underlying shares of stock are not issued until vesting at the end of the vesting period.

(d)

The restricted stock units awarded January 17, 2018 in settlement (with respect to Mr. Perkins) and in partial settlement (with respect to the other named executive officers) of awards under the 2017 Bonus Plan are subject to the following vesting schedule: 100% of the restricted stock units vested January 17, 2021, contingent upon continuous employment or the satisfaction of certain other service-related conditions upon the executive’s retirement, in either case, through the end of the vesting period. The underlying shares of stock are not issued until vesting at the end of the vesting period.

(e)

The awards in this row originally related to performance share units granted in 2018, but for which the performance period ended on December 31, 2020. Because the awards were no longer subject to performance conditions, but would not be deemed “vested” until the Compensation Committee determined performance levels in early 2021, they are still deemed to be outstanding for purposes of this table, subject only to time-based vesting requirements. The target awards were multiplied by 173%, the actual adjustment factor applied to the awards upon determination of performance levels in 2021.

(f)

The restricted stock units awarded January 17, 2019 are subject to the following vesting schedule: 100% of the restricted stock units vest on January 17, 2022, contingent upon continuous employment or the satisfaction of certain other service-related conditions upon the executive’s retirement, in either case, through the end of the vesting period. The underlying shares of stock are not issued until vesting at the end of the vesting period.

(g)

The restricted stock units awarded January 17, 2019 in settlement of an award under the 2018 Bonus Plan are subject to the following vesting schedule: 100% of the restricted stock units vest January 17, 2022, contingent upon continuous employment or the satisfaction of certain other service-related conditions upon the executive’s retirement, in either case, through the end of the vesting period. The underlying shares of stock are not issued until vesting at the end of the vesting period.

(h)

The restricted stock units awarded January 16, 2020 are subject to the following vesting schedule: 100% of the restricted stock units vest on January 16, 2023, contingent upon continuous employment or the satisfaction of certain other service-related conditions upon the executive’s retirement, in either case, through the end of the vesting period. The underlying shares of stock are not issued until vesting at the end of the vesting period.

(i)

The restricted stock units awarded January 16, 2020 in settlement of an award under the 2019 Bonus Plan are subject to the following vesting schedule: 100% of the restricted stock units vest January 16, 2023, contingent upon continuous employment or the satisfaction of certain other service-related conditions upon the executive’s retirement, in either case, through the end of the vesting period. The underlying shares of stock are not issued until vesting at the end of the vesting period.

The treatment of the outstanding restricted stock unit awards upon certain terminations of employment (including retirement) or the occurrence of a change in control is described below under “—Potential Payments Upon Termination or Change in Control.”

(2)

The dollar amounts shown are determined by multiplying the number of shares of restricted stock units reported in the table by the closing price of a share of our common stock on December 31, 2020 ($26.38), which was the last trading day of fiscal 2020. The amounts do not include any related dividends accrued with respect to the awards.

(3)	Represents the following performance share units linked to the performance of the Company’s common stock held by our named executive officers:

	January 17, 2019 Award		January 16, 2020 Award

	Awards Granted	(a) Adjusted for Performance Factor (TSR)	Awards Granted	(b) Adjusted for Performance Factor (TSR)
Joe Bob Perkins	79,496	198,740	55,255	138,138
Matthew J. Meloy	36,550	91,375	85,953	214,883
Jennifer R. Kneale	19,493	48,733	28,242	70,605
Patrick J. McDonie	19,798	49,495	20,951	52,378
D. Scott Pryor	19,798	49,495	20,951	52,378
Robert M. Muraro	19,798	49,495	20,951	52,378

(a)

Reflects the target number of performance share units granted to the named executive officers on January 17, 2019 multiplied by a performance percentage of 250%, which in accordance with SEC rules is the next higher performance level under the award that exceeds 2020 performance. Vesting of these awards is contingent upon continuous employment or the satisfaction of certain other service-related conditions upon the executive’s retirement, in either case, through the end of the performance period, which ends December 31, 2021, and the Company’s performance over the applicable performance period measured against a peer group of companies. The underlying shares of stock are not issued until vesting levels have been determined by the Compensation Committee.

(b)

Reflects the target number of performance share units granted to the named executive officers on January 16, 2020 multiplied by a performance percentage of 250%, which in accordance with SEC rules is the next higher performance level under the award that exceeds 2020 performance. Vesting of these awards is contingent upon continuous employment or the satisfaction of certain other service-related conditions upon the executive’s retirement, in either case, through the end of the performance period, which ends December 31, 2022, and the Company’s performance over the applicable performance period measured against a peer group of companies. The underlying shares of stock are not issued until vesting levels have been determined by the Compensation Committee.

The treatment of the outstanding performance share unit awards upon certain terminations of employment (including retirement) or the occurrence of a change in control is described below under “—Potential Payments Upon Termination or Change in Control.”

(4)

The dollar amounts shown are determined by multiplying the number of shares of performance share units reported in the table by the closing price of a share of our common stock on December 31, 2020 ($26.38), which was the last trading day of fiscal 2020. The amounts do not include any related dividends accrued with respect to the awards.

Option Exercises and Stock Vested in 2020

The following table provides the amount realized during 2020 by each named executive officer upon the vesting of restricted stock and restricted stock units. None of our named executive officers exercised any option awards during the 2020 year and, currently, there are no options outstanding under any of our plans.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting (1) ($)
Joe Bob Perkins	64,309	$2,586,513
Matthew J. Meloy	26,801	1,067,424
Jennifer R. Kneale	12,800	362,050
Patrick J. McDonie	17,854	713,836
D. Scott Pryor	17,722	709,560
Robert M. Muraro	42,474	1,188,928

(1)

Computed with respect to the restricted stock awards granted under our Stock Incentive Plan by multiplying the number of shares of stock vesting by the closing price of a share of common stock on the January 6, 2020 vesting date

($41.86), the January 20, 2020 vesting date ($41.28), February 28, 2020 vesting date ($32.40), the July 23, 2020 vesting date ($19.05) and the August 1, 2020 vesting date ($18.28) and does not include associated dividends accrued during the vesting period.

Pension Benefits

Other than our 401(k) plan, we do not have any plan that provides for payments or other benefits at, following, or in connection with, retirement.

Non-Qualified Deferred Compensation

We do not have any plan that provides for the deferral of compensation on a basis that is not tax qualified.

Potential Payments Upon Termination or Change in Control

Aggregate Payments

The table below reflects the aggregate amount of payments and benefits that we believe our named executive officers would have received under the Change in Control Program (described below) and Stock Incentive Plan upon certain specified termination of employment and/or a change in control events, in each case, had such event occurred on December 31, 2020. Details regarding individual plans and arrangements follow the table. The amounts below constitute estimates of the amounts that would be paid to our named executive officers upon each designated event, and do not include any amounts accrued through fiscal 2020 year-end that would be paid in the normal course of continued employment, such as accrued but unpaid salary and benefits generally available to all salaried employees. The actual amounts to be paid are dependent on various factors, which may or may not exist at the time a named executive officer is actually terminated and/or a change in control actually occurs. Therefore, such amounts and disclosures should be considered “forward-looking statements.”

Name	Change in Control (No Termination)	Qualifying Termination Following Change in Control	Termination by us without Cause	Termination for Death or Disability
Joe Bob Perkins	$ 13,696,619	$25,125,587	—	$20,019,361
Matthew J. Meloy	7,489,504	21,920,407	—	13,987,252
Jennifer R. Kneale	3,691,635	9,276,632	—	5,826,632
Patrick J. McDonie	4,519,662	9,316,054	—	6,103,492
D. Scott Pryor	4,519,662	9,304,432	—	6,103,492
Robert M. Muraro	5,047,318	9,839,304	—	6,631,149

Executive Officer Change in Control Severance Program

We adopted the Change in Control Program on and effective as of January 12, 2012, and amended in 2015. Each of our named executive officers was an eligible participant in the Change in Control Program during the 2020 calendar year.

The Change in Control Program is administered by our Vice President—Human Resources. The Change in Control Program provides that if, in connection with or within 18 months after a “Change in Control,” a participant suffers a “Qualifying Termination,” then the individual will receive a severance payment, paid in a single lump sum cash payment within 60 days following the date of termination, equal to three times (i) the participant’s annual salary as of the date of the Change in Control or the date of termination, whichever is greater, and (ii) the amount of the participant’s annual salary multiplied by the participant’s most recent “target”

bonus percentage specified by the Compensation Committee prior to the Change in Control. In addition, the participant (and his eligible dependents, as applicable) will receive the continuation of their medical and dental benefits until the earlier to occur of (a) three years from the date of termination, or (b) the date the participant becomes eligible for coverage under another employer’s plan.

For purposes of the Change in Control Program, the following terms will generally have the meanings set forth below:

Cause means discharge of the participant by us on the following grounds: (i) the participant’s gross negligence or willful misconduct in the performance of his duties, (ii) the participant’s conviction of a felony or other crime involving moral turpitude, (iii) the participant’s willful refusal, after 15 days’ written notice, to perform his material lawful duties or responsibilities, (iv) the participant’s willful and material breach of any corporate policy or code of conduct, or (v) the participant’s willfully engaging in conduct that is known or should be known to be materially injurious to us or our subsidiaries.

Change in Control means any of the following events: (i) any person (other than the Partnership) becomes the beneficial owner of more than 20% of the voting interest in us or in the General Partner, (ii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company or the General Partner (other than to the Partnership or its affiliates), (iii) a transaction resulting in a person other than Targa Resources GP LLC or an affiliate being the General Partner of the Partnership, (iv) the consummation of any merger, consolidation or reorganization involving us or the General Partner in which less than 51% of the total voting power of outstanding stock of the surviving or resulting entity is beneficially owned by the stockholders of the Company or the General Partner, immediately prior to the consummation of the transaction, or (v) a majority of the members of the Board of Directors or the board of directors of the General Partner is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the applicable Board of Directors before the date of the appointment or election.

Good Reason means: (i) a material reduction in the participant’s authority, duties or responsibilities, (ii) a material reduction in the participant’s base compensation, or (iii) a material change in the geographical location at which the participant must perform services. The individual must provide notice to us of the alleged Good Reason event within 90 days of its occurrence and we have the opportunity to remedy the alleged Good Reason event within 30 days from receipt of the notice of such allegation.

Qualifying Termination means (i) an involuntary termination of the individual’s employment by us without Cause or (ii) a voluntary resignation of the individual’s employment for Good Reason.

All payments due under the Change in Control Program will be conditioned on the execution and non-revocation of a release for our benefit and the benefit of our related entities and agents. The Change in Control Program will supersede any other severance program for eligible participants in the event of a Change in Control, but will not affect accelerated vesting of any equity awards under the terms of the plans governing such awards.

If amounts payable to a named executive officer under the Change in Control Program, together with any other amounts that are payable by us as a result of a Change in Control (collectively, the “Payments”), exceed the amount allowed under section 280G of the Code for such individual, thereby subjecting the individual to an excise tax under section 4999 of the Code, then, depending on which method produces the largest net after-tax benefit for the recipient, the Payments shall either be: (i) reduced to the level at which no excise tax applies or (ii) paid in full, which would subject the individual to the excise tax.

The following table reflects payments that would have been made to each of the named executive officers under the Change in Control Program in the event there was a Change in Control and the officer incurred a Qualifying Termination, in each case as of December 31, 2020.

Name	Qualifying Termination Following Change in Control (1)
Joe Bob Perkins	$5,106,226
Matthew J. Meloy	7,933,155
Jennifer R. Kneale	3,450,000
Patrick J. McDonie	3,212,562
D. Scott Pryor	3,200,940
Robert M. Muraro	3,208,155

(1)

Includes 3 years’ worth of continued participation in our medical and dental plans, calculated based on the monthly employer-paid portion of the premiums for our medical and dental plans as of December 31, 2020 for each named executive officer and the officer’s eligible dependents in the following amounts: (a) Mr. Perkins – $14,575, (b) Mr. Meloy – $19,385, (c) Ms. Kneale–0, (d) Mr. McDonie – $20,854, (e) Mr. Pryor – $16,980, and (f) Mr. Muraro—$19,385.

Stock Incentive Plan

Our named executive officers held outstanding restricted stock units under our form of restricted stock unit agreement (the “Stock Agreement”), and performance share units under our form of performance share unit agreement (the “Performance Agreement”) and the Stock Incentive Plan as of December 31, 2020. If a “Change in Control” occurs and the named executive officer has (i) remained continuously employed by us from the date of grant to the date upon which such Change in Control occurs and their employment was terminated by us without Cause or they terminated their employment for Good Reason, in either case within the 18 month period following a Change in Control, (a “Change in Control Termination”) or (ii) retired following the date of grant and either performed consulting services for us or refrained from working for one of our competitors or in a similar role for another company (however, directorships at non-competitors are permitted), through the date of the Change in Control, then, (a) the restricted stock units granted to the officer under the Stock Agreement, and related dividends then credited to the officer, will fully vest on the date upon which such Change in Control Termination occurs with respect to clause (i) above or the Change in Control occurs with respect to clause (ii) above, and (b) the performance share units granted to the officer under the Performance Agreement and related dividends credited to the officer will vest based on a performance factor determined by the Compensation Committee as of the date such Change in Control Termination occurs with respect to clause (i) above or the Change in Control occurs with respect to clause (ii) above. The Performance Agreements governing awards granted in 2020 have a performance period of January 1, 2020 through December 31, 2022. Upon a Change in Control, the Compensation Committee will take into account the performance level achieved for the performance period using a deemed performance percentage of 100%. The average percentage may then be decreased or increased by the Compensation Committee in its discretion. The Performance Agreements governing awards granted in 2018 and 2019 have four separate performance periods: (1) the first calendar year of the three-year performance period, (2) the second calendar year of the three-year performance period, (3) the third calendar year of the three-year performance period, and (4) the entirety of the performance period for the full three calendar years. Upon a Change in Control, the Compensation Committee will take into account the average of the performance level achieved for each of the four performance periods, using the actual performance level achieved with respect to any completed period, and a deemed performance percentage of 100% for any performance period that has not been completed. The average percentage may then be decreased or increased by the Compensation Committee in its discretion.

Restricted stock units and performance share units granted to a named executive officer under the Stock Agreement and Performance Agreement, and related dividends then credited to the officer, will also fully vest if the named executive officer’s employment is terminated by reason of death or a “Disability” (as defined below). If a named executive officer’s employment with us is terminated for any reason other than death, Disability or a Change in Control Termination, then the officer’s unvested restricted stock units and performance share units are forfeited to us for no consideration, except that (other than with respect to retention grants for Mr. Perkins, Mr. Meloy, Ms. Kneale, Mr. McDonie, Mr. Pryor and Mr. Muraro), if a named executive officer retires, the officer’s awards will continue to vest on the original vesting schedule (unless a Change in Control occurs as described above) if, from the date of the officer’s retirement or termination through the applicable vesting date, the named executive officer has either performed consulting services for us or refrained from working for one of our competitors or in a similar role for another company (however, directorships at non-competitors are permitted).

The following terms generally have the following meanings for purposes of the Stock Incentive Plan, Stock Agreements and Performance Agreements:

Affiliate means an entity or organization which, directly or indirectly, controls, is controlled by, or is under common control with, us.

Change in Control means the occurrence of one of the following events: (i) any person or group acquires or gains ownership or control (including, without limitation, the power to vote), by way of merger, consolidation, recapitalization, reorganization or otherwise, of more than 50% of the outstanding shares of our voting stock or more than 50% of the combined voting power of the equity interests in the Partnership or the General Partner, (ii) any person, including a group as contemplated by section 13(d)(3) of the Exchange Act, acquires in any twelve-month period (in one transaction or a series of related transactions) ownership, directly or indirectly, of 30% or more of the outstanding shares of our voting stock or of the combined voting power of the equity interests in the Partnership or the General Partner, (iii) the completion of a liquidation or dissolution of us or the approval by the limited partners of the Partnership, in one or a series of transactions, of a plan of complete liquidation of the Partnership, (iv) the sale or other disposition by us of all or substantially all of our assets in one or more transactions to any person other than an Affiliate, (v) the sale or disposition by either the Partnership or the General Partner of all or substantially all of its assets in one or more transactions to any person other than to an Affiliate, (vi) a transaction resulting in a person other than Targa Resources GP LLC or an Affiliate being the General Partner of the Partnership, or (vii) as a result of or in connection with a contested election of directors, the persons who were our directors before such election shall cease to constitute a majority of our Board of Directors.

Disability means a disability that entitles the named executive officer to disability benefits under our long-term disability plan.

The following table reflects amounts that would have been received by each of the named executive officers under the Stock Incentive Plan and related Stock Agreements and Performance Agreements in the event there was a Change in Control or a Change in Control Termination or their employment was terminated due to death or Disability, each as of December 31, 2020. The amounts reported below assume that the price per share of our common stock was $26.38, which was the closing price per share of our common stock on December 31, 2020 (the last trading day of fiscal 2020). No amounts are reported assuming retirement as of December 31, 2020, since additional conditions must be met following a named executive officer’s retirement in order for any restricted stock awards or restricted stock units to become vested.

Name	Change in Control	Change in Control Termination	Termination for Death or Disability
Joe Bob Perkins (1)	$13,696,619	$20,019,361	$ 20,019,361
Matthew J. Meloy (2)	7,489,504	13,987,252	13,987,252
Jennifer R. Kneale (3)	3,691,635	5,826,632	5,826,632
Patrick J. McDonie (4)	4,519,662	6,103,492	6,103,492
D. Scott Pryor (5)	4,519,662	6,103,492	6,103,492
Robert M. Muraro (6)	5,047,318	6,631,149	6,631,149

(1)	(a) Of the amount reported under each of the “Change in Control” column, “Change in Control Termination” column and the “Termination for Death or Disability” column:

(i) $1,239,517, and $398,920, respectively, relate to restricted stock units and related dividend rights granted on January 17, 2018, which are scheduled to vest January 17, 2021;

(ii) $1,209,022 and $0, respectively, relate to restricted stock units and related dividend rights granted on January 17, 2018, in settlement of an award under the 2017 Bonus Plan, which are scheduled to vest January 17, 2021;

(iii) $2,144,377, and $690,135, respectively, relate to performance share units and related dividend rights granted on January 17, 2018, which have an aggregate performance period that will end on December 31, 2020; however, the awards deemed “earned” were still deemed to be outstanding as of December 31, 2020, therefore a Change in Control or termination due to death or Disability could accelerate the time at which the awards could be settled with the executive;

(iv) $2,097,104, and $385,556, respectively, relate to restricted stock units and related dividend rights granted on January 17, 2019, which are scheduled to vest January 17, 2022;

(v) $1,857,653, and $0, respectively, relate to the restricted stock units and related dividend rights granted on January 17, 2019, in settlement of an award under the 2018 Bonus Plan, which are scheduled to vest January 17, 2022; and

(vi) $3,103,713, and $570,622, respectively, relate to performance share units and related dividend rights granted on January 17, 2019, which have an aggregate performance period that will end on December 31, 2021.

(b) Of the amount reported under each of the “Change in Control Termination” column and the “Termination for Death or Disability” column:

(i) $1,457,627, and $66,859 respectively, relate to restricted stock units and related dividend rights granted on January 16, 2020, which are scheduled to vest January 16, 2023;

(ii) $2,145,644, and $0, respectively, relate to the restricted stock units and related dividend rights granted on January 16, 2020, in settlement of an award under the 2019 Bonus Plan, which are scheduled to vest January 16, 2023; and

(iii) $2,536,279, and $116,333, respectively, relate to performance share units and related dividend rights granted on January 16, 2020, which have a performance period that will end on December 31, 2022.

(2)	(a) Of the amount reported under each of the “Change in Control” column, “Change in Control Termination” column and the “Termination for Death or Disability” column:

(i) $1,319,000, and $606,500, respectively, relate to restricted stock units awarded January 20, 2017 as a retention grant which vest (A) 30% on January 20, 2021, (B) 30% on January 20, 2022 and (C) 40% on January 20, 2023, contingent upon continuous employment;

(ii) $695,984, and $223,992, respectively, relate to restricted stock units and related dividend rights granted on January 17, 2018, which are scheduled to vest January 17, 2021;

(iii) $221,645, and $0, respectively, relate to restricted stock units and related dividend rights granted on January 17, 2018, in settlement of an award under the 2017 Bonus Plan, which are scheduled to vest January 17, 2021;

(iv) $1,204,062, and $387,509, respectively, relate to performance share units and related dividend rights granted on January 17, 2018, which have an aggregate performance period that will end on December 31, 2020; however, the awards deemed “earned” were still deemed to be outstanding as of December 31, 2020, therefore a Change in Control or termination due to death or Disability could accelerate the time at which the awards could be settled with the executive;

(v) $964,189, and $177,268, respectively, relate to restricted stock units and related dividend rights granted on January 17, 2019, which are scheduled to vest January 17, 2022; and

(vi) $1,427,000, and $262,356, respectively, relate to performance share units and related dividend rights granted on January 17, 2019, which have an aggregate performance period that will end on December 31, 2021.

(b) Of the amount reported under each of the “Change in Control Termination” column and the “Termination for Death or Disability” column:

(i) $2,267,440, and $104,003, respectively, relate to restricted stock units and related dividend rights granted on January 16, 2020, which are scheduled to vest January 16, 2023; and

(ii) $3,945,340, and $180,965, respectively, relate to performance share units and related dividend rights granted on January 16, 2020, which have a performance period that will end on December 31, 2022.

(3)	(a) Of the amount reported under each of the “Change in Control” column, “Change in Control Termination” column and the “Termination for Death or Disability” column:

(i) $131,900, and $78,850, respectively, relate to restricted stock units and related dividend rights granted on January 6, 2016, which are scheduled to vest on January 6, 2021;

(ii) $791,400, and $363,900, respectively, relate to restricted stock units awarded January 20, 2017 as a retention grant which vest (A) 30% on January 20, 2021, (B) 30% on January 20, 2022 and (C) 40% on January 20, 2023, contingent upon continuous employment;

(iii) $208,798, and $67,198, respectively, relate to restricted stock units and related dividend rights granted on January 17, 2018, which are scheduled to vest January 17, 2021;

(iv) $62,362, and $0, respectively, relate to restricted stock units and related dividend rights granted on January 17, 2018, in partial settlement of an award under the 2017 Bonus Plan which are scheduled to vest January 17, 2021;

(v) $361,221, and $116,254, respectively, relate to performance share units and related dividend rights granted on January 17, 2018, which have an aggregate performance period that will end on December 31, 2020; however, the awards deemed “earned” were still deemed to be outstanding as of December 31, 2020, therefore a Change in Control or termination due to death or Disability could accelerate the time at which the awards could be settled with the executive;

(vi) $514,225, and $94,541, respectively, relate to restricted stock units and related dividend rights granted on January 17, 2019, which are scheduled to vest January 17, 2022; and

(vii) $761,063, and $139,923, respectively, relate to performance share units and related dividend rights granted on January 17, 2019, December 31, 2021.

(b) Of the amount reported under each of the “Change in Control Termination” column and the “Termination for Death or Disability” column:

(i) $745,024, and $34,173, respectively, relate to restricted stock units and related dividend rights granted on January 16, 2020, which are scheduled to vest January 16, 2023; and

(ii) $1,296,340, and $59,460, respectively, relate to performance share units and related dividend rights granted on January 16, 2020, which have a performance period that will end on December 31, 2022.

(4)	(a) Of the amount reported under each of the “Change in Control” column, “Change in Control Termination” column and the “Termination for Death or Disability” column:

(i) $1,187,100, and $545,850, respectively, relate to restricted stock units awarded January 20, 2017 as a retention grant which vest (A) 30% on January 20, 2021, (B) 30% on January 20, 2022 and (C) 40% on January 20, 2023, contingent upon continuous employment;

(ii) $314,845, and $101,329, respectively, relate to restricted stock units and related dividend rights granted on January 17, 2018, which are scheduled to vest January 17, 2021;

(iii) $117,180, and $0, respectively, relate to restricted stock units and related dividend rights granted on January 17, 2018, in partial settlement of an award under the 2017 Bonus Plan, which are scheduled to vest January 17, 2021;

(iv) $544,694, and $175,302, respectively, relate to performance share units and related dividend rights granted on January 17, 2018, which have an aggregate performance period that will end on December 31, 2020; however, the awards deemed “earned” were still deemed to be outstanding as of December 31, 2020, therefore a Change in Control or termination due to death or Disability could accelerate the time at which the awards could be settled with the executive;

(v) $522,271, and $96,020, respectively, relate to restricted stock units and related dividend rights granted on January 17, 2019, which are scheduled to vest January 17, 2022; and

(vi) $772,960, and $142,110, respectively, relate to performance share units and related dividend rights granted on January 17, 2019, which have an aggregate performance period that will end on December 31, 2021.

(b) Of the amount reported under each of the “Change in Control Termination” column and the “Termination for Death or Disability” column:

(i) $552,687, and $25,351, respectively, relate to restricted stock units and related dividend rights granted on January 16, 2020, which are scheduled to vest January 16, 2023; and

(ii) $961,683, and $44,111, respectively, relate to performance share units and related dividend rights granted on January 16, 2020, which have a performance period that will end on December 31, 2022.

(5)	(a) Of the amount reported under each of the “Change in Control” column, “Change in Control Termination” column and the “Termination for Death or Disability” column:

(i) $1,187,100, and $545,850, respectively, relate to restricted stock units awarded January 20, 2017 as a retention grant which vest (A) 30% on January 20, 2021, (B) 30% on January 20, 2022 and (C) 40% on January 20, 2023, contingent upon continuous employment;

(ii) $314,845, and $101,329, respectively, relate to restricted stock units and related dividend rights granted on January 17, 2018, which are scheduled to vest January 17, 2021;

(iii) $117,180, and $0, respectively, relate to restricted stock units and related dividend rights granted on January 17, 2018, in partial settlement of an award under the 2017 Bonus Plan, which are scheduled to vest January 17, 2021;

(iv) $544,694, and $175,302, respectively, relate to performance share units and related dividend rights granted on January 17, 2018, which have an aggregate performance period that will end on December 31, 2020; however, the awards deemed “earned” were still deemed to be outstanding as of December 31, 2020, therefore a Change in Control or termination due to death or Disability could accelerate the time at which the awards could be settled with the executive;

(v) $522,271, and $96,020, respectively, relate to restricted stock units and related dividend rights granted on January 17, 2019, which are scheduled to vest January 17, 2022; and

(vi) $772,960, and $142,110, respectively, relate to performance share units and related dividend rights granted on January 17, 2019, which have an aggregate performance period that will end on December 31, 2021.

(b) Of the amount reported under each of the “Change in Control Termination” column and the “Termination for Death or Disability” column:

(i) $552,687, and $25,351, respectively, relate to restricted stock units and related dividend rights granted on January 16, 2020, which are scheduled to vest January 16, 2023; and

(ii) $961,683, and $44,111, respectively, relate to performance share units and related dividend rights granted on January 16, 2020, which have a performance period that will end on December 31, 2022.

(6)	(a) Of the amount reported under each of the “Change in Control” column, “Change in Control Termination” column and the “Termination for Death or Disability” column:

(i) $1,582,800, and $727,800, respectively, relate to restricted stock units awarded January 20, 2017 as a retention grant which vest (A) 30% on January 20, 2021, (B) 30% on January 20, 2022 and (C) 40% on January 20, 2023, contingent upon continuous employment;

(ii) $298,279, and $95,991, respectively, relate to restricted stock units and related dividend rights granted on January 17, 2018, which are scheduled to vest January 17, 2021;

(iii) $89,085, and $0, respectively, relate to restricted stock units and related dividend rights granted on January 17, 2018, in partial settlement of an award under the 2017 Bonus Plan, which are scheduled to vest January 17, 2021;

(iv) $544,694, and $175,302, respectively, relate to performance share units and related dividend rights granted on January 17, 2018, which have an aggregate performance period that will end on December 31, 2020; however, the awards deemed “earned” were still deemed to be outstanding as of December 31, 2020, therefore a Change in Control or termination due to death or Disability could accelerate the time at which the awards could be settled with the executive;

(v) $522,271, and $96,020, respectively, relate to restricted stock units and related dividend rights granted on January 17, 2019, which are scheduled to vest January 17, 2022; and

(vi) $772,960, and $142,110, respectively, relate to performance share units and related dividend rights granted on January 17, 2019, which have an aggregate performance period that will end on December 31, 2021.

(b) Of the amount reported under each of the “Change in Control Termination” column and the “Termination for Death or Disability” column:

(i) $552,687, and $25,351, respectively, relate to restricted stock units and related dividend rights granted on January 16, 2020, which are scheduled to vest January 16, 2023; and

(ii) $961,683, and $44,111, respectively, relate to performance share units and related dividend rights granted on January 16, 2020, which have a performance period that will end on December 31, 2022.

Director Compensation

The following table sets forth the compensation earned by our non-employee directors for 2020:

Name	Fees Earned or Paid in Cash	Stock Awards (1)	Total Compensation
Charles R. Crisp	$ 147,250	$ 152,481	$ 299,731
Ershel C. Redd Jr.	109,250	152,481	261,731
Chris Tong	109,250	152,481	261,731
Laura C. Fulton	133,000	152,481	285,481
Waters S. Davis, IV	128,250	152,481	280,731
Rene R. Joyce	109,250	152,481	261,731
Robert B. Evans	123,500	152,481	275,981
Beth A. Bowman	109,250	152,481	261,731
James W. Whalen	80,500	—	80,500
Lindsey M. Cooksen (2)	63,250	40,552	103,802

(1)

Amounts reported in the “Stock Awards” column represent the aggregate grant date fair value of restricted shares of our common stock with a one-year vesting period awarded to the non-employee directors under our Stock Incentive Plan, computed in accordance with FASB ASC Topic 718, disregarding the estimate of forfeitures. For a discussion of the assumptions and methodologies used to value the awards reported in this column, see the discussion contained in the Notes to Consolidated Financial Statements at Note 25 – Compensation Plans included in our Annual Report on Form 10-K for the year ended December 31, 2020. On January 16, 2020, each director serving at that time received 3,684 restricted shares of our common stock in connection with their 2020 service on our Board of Directors, and the grant date fair value of each share of common stock computed in accordance with FASB ASC Topic 718 was $41.39. On June 2, 2020, Ms. Cooksen, received 2,149 restricted shares of our common stock in connection with her 2020 service on our Board of Directors, and the grant date fair value of each share of common stock computed in accordance with FASB ASC Topic 718 was $18.87. As of December 31, 2020, each of the directors who received an award still held the outstanding restricted shares granted to them in 2020 (which was equal to 3,684 shares for everyone other than Ms. Cooksen, who held 2,149 shares), and none of our non-employee directors held any outstanding stock options.

(2)	Ms. Cooksen was appointed, effective June 1, 2020.

Narrative to Director Compensation Table

For 2020, the annual cash retainer for all non-employee directors was $115,000. The additional annual retainers for (i) each of the lead director and the Chairman of the Audit Committee was $25,000, (ii) the Chairman of the Compensation Committee was $20,000 and (iii) each of the Chairman of the Nominating and Governance Committee and the Chairman of the Risk Management Committee was $15,000. Due to temporary cost cutting measures, the retainers were temporarily reduced for the second and third quarters of 2020. Payment of non-employee director retainers are made quarterly. All non-employee directors are reimbursed for out-of-pocket expenses incurred in attending Board of Director and committee meetings.

A director who is also an employee receives no additional compensation for services as a director. Accordingly, Messrs. Perkins and Meloy have been omitted from the table. Because Messrs. Perkins and Meloy are named executive officers for 2020, the Summary Compensation Table reflects the total compensation they received for services performed for us and our affiliates. Mr. Whalen retired from employment with the Company on March 1, 2020 and he received the annual cash retainer prorated for the portion of the year he was a non-employee director.

Director Long-term Equity Incentives. We granted equity awards in January 2020 to our non-employee directors serving at that time under the Stock Incentive Plan. Each of these directors received an award of 3,684 restricted shares of our common stock with a one-year vesting period. These grants reflect our intent to provide our directors with a target value of approximately $150,000 in annual long-term incentive awards. The awards are intended to align the long-term interests of our directors with those of our shareholders.

Changes for 2021

Director Compensation. For 2021, the Chairman of the Board will receive an additional equity portion of the annual retainer equal to $80,000 and an annual cash retainer of $80,000 and the Chairman of the Sustainability Committee will receive an annual cash retainer of $15,000. In addition, the annual retainer for the lead director was eliminated.

Pay Ratio Disclosures

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Mr. Meloy, our Chief Executive Officer (our “CEO”).

For 2020, our last completed fiscal year:

•	The median of the annual total compensation of all employees of our company (other than the CEO) was $113,398,

•	The annual total compensation of Mr. Meloy was $12,102,596.

•

Based on this information, for 2020 the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all employees (“CEO Pay Ratio”) was reasonably estimated to be 107 to 1.

To calculate the CEO Pay Ratio we must identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of our median employee and our CEO. To these ends, we took the following steps:

•

We determined that, as of December 31, 2020, our employee population consisted of approximately 2,372 individuals. This population consisted of our full-time and part-time employees, as we do not have temporary or seasonal workers.

•

We used a consistently applied compensation measure to identify our median employee of comparing the amount of salary or wages, bonuses, company contributions under our 401(k) plan, and the grant date fair value of equity awards determined under FASB ASC Topic 718. We identified our median employee by consistently applying this compensation measure to all of our employees included in our analysis. For individuals hired after January 1, 2020 that were included in the employee population, we calculated these compensation elements on an annualized basis. We did not make any cost of living adjustments in identifying the median employee.

•

We combined all of the elements of the median employee’s compensation for the 2020 year in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $113,398.

•

With respect to the annual total compensation of our CEO, we used the amount reported in the “Total” column of our 2020 Summary Compensation Table included in Item 11 of Part III of our Annual Report on Form 10-K.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Board of Directors believes that sound governance practices and policies provide an important framework to assist it in fulfilling its duty to stockholders. The Company’s “Corporate Governance Guidelines” cover the following principal subjects:

•	Role and functions of the Board of Directors

•	Qualifications and independence of directors

•	Size of the Board of Directors and director selection process

•	Committee functions

•	Meetings of non-employee directors

•	Self-evaluation

•	Ethics and conflicts of interest (a copy of the current “Code of Conduct” is posted on the Company’s website at www.targaresources.com/investors/corporate-governance)

•	Compensation of the Board of Directors

•	Succession planning

•	Access to senior management and to independent advisors

•	New director orientation

•	Continuing education

The Corporate Governance Guidelines are posted on the Company’s website at www.targaresources.com/investors/corporate-governance. The Corporate Governance Guidelines will be reviewed periodically, and any proposed additions to or amendments of the Corporate Governance Guidelines will be presented to the Board of Directors for its approval.

The NYSE has adopted rules that require listed companies to adopt governance guidelines covering certain matters. The Company believes that the Corporate Governance Guidelines comply with the NYSE rules.

Board Leadership

Mr. Chung has served as Chairman of the Board of the Company’s Board of Directors since January 1, 2021 and served as Executive Vice President and Senior Legal Advisor of the Company between March 1, 2020 and December 31, 2020. Mr. Perkins served as Executive Chairman of the Board of the Company’s Board of Directors between March 1, 2020 and December 31, 2020 and served as Chief Executive Officer between January 1, 2012 and March 1, 2020. He has also served as a director of the Company since January 1, 2012. Mr. Whalen previously served as Executive Chairman of the Board of the Company’s Board of Directors between January 1, 2015 and March 1, 2020 and has served as a director of the Company since its formation in October 2005. Mr. Meloy has served as Chief Executive Officer and as a director of the Company since March 1, 2020. Our bylaws allow the same individual to hold the position of Chief Executive Officer and Chairman of the Board of Directors.

To ensure a strong and independent board, all directors of the Company, other than Messrs. Chung, Meloy, Perkins and Whalen, are independent. The non-management members of the Board of Directors regularly meet in executive session without the presence of the CEO or other members of management. In addition, the independent members of the Board of Directors meet in executive session without the presence of the CEO or other members of management at least once annually. Mr. Chung is chair of meetings of the non-management directors and Mr. Crisp is chair of meetings of the independent directors.

In his capacity as chair of the meetings of non-management directors, Mr. Chung provides, in conjunction with the CEO, leadership and guidance to the Board of Directors. He also (i) establishes the agenda for each meeting of the non-management directors and (ii) provides the Board’s guidance and feedback to the CEO and the Company’s management team. All directors are encouraged to suggest the inclusion of agenda items or revisions to meeting materials, and any director is free to raise at any Board meeting items that are not on the agenda for that meeting.

Given the strong leadership of the Company’s CEO, the effective counterbalancing role of the Chairman and a Board comprised of strong and independent directors, the Board believes that, at the present time, the current structure of the Board best serves the interests of the Company and its stockholders.

Communications with the Board of Directors

Stockholders or other interested parties can contact any director (including Mr. Chung or Mr. Crisp), any committee of the Board of Directors, or our non-management directors as a group, by writing to them at Targa Resources Corp., 811 Louisiana Street, Suite 2100, Houston, Texas 77002, Attention: Secretary. Comments or complaints relating to the Company’s accounting, internal accounting controls or auditing matters will also be referred to members of the Audit Committee. All such communications will be forwarded to the appropriate member(s) of the Board of Directors.

Director Independence

The Company’s standards for determining director independence require the assessment of directors’ independence each year. A director cannot be considered independent unless the Board of Directors affirmatively determines that he or she does not have any relationship with management or the Company that may interfere with the exercise of his or her independent judgment, including any of the relationships that would disqualify the director from being independent under the rules of the NYSE.

The Board of Directors has assessed the independence of each non-employee director and each nominee for director under the Company’s guidelines and the independence standards of the NYSE. The Board of Directors affirmatively determined that nine non-employee directors (Mses. Bowman, Cooksen and Fulton and Messrs. Crisp, Davis, Evans, Joyce, Redd and Tong) are independent.

Financial Literacy of Audit Committee and Designation of Financial Experts

The Board of Directors evaluated the members of the Audit Committee in December 2010 for financial literacy and the attributes of a financial expert as well as the Exchange Act independence requirements. The Board of Directors also evaluated new members of the Audit Committee in February 2013, March 2016, March 2019 and June 2020 for financial literacy. The Board of Directors determined that each of the Audit Committee members is financially literate and that the Chairman of the Audit Committee, Ms. Fulton, is an audit committee financial expert as defined by the SEC.

Oversight of Risk Management

Except for the responsibilities of the Audit Committee discussed below, the Board of Directors as a whole (including the committees of the Board of Directors) oversees the assessment of major risks of the Company and the management of such risks. For example, the Board of Directors, including the committees of the Board of Directors:

•

reviews and approves the Company’s annual business plan and capital budget and reviews with management on at least a quarterly basis the Company’s financial performance, including any variations from the annual business plan and capital budget;

•

has established specific dollar limits on the commitment authority of members of senior management and requires Board approval of the Company’s capital expenditures and investments exceeding that authority; and

•	monitors the Company’s interest rate and commodity hedging activities.

The Company’s Audit Committee is responsible for overseeing the Company’s assessment and management of financial reporting and internal control risks, as well as other risks such as the credit risks associated with counterparty exposure and our cybersecurity efforts and measures. Management and the Company’s external auditors report regularly to the Audit Committee on those subjects Given the strong leadership of the Company’s CEO, the effective counterbalancing role of the Chairman and a Board comprised of strong and independent directors, the Board believes that, at the present time, the current structure of the Board best serves the interests of the Company and its stockholders.

Attendance at Annual Meetings

While there is no formal attendance policy, the Board of Directors encourages all directors to attend the annual meetings of stockholders, if practicable. We anticipate that the majority of our directors will attend the Annual Meeting. All directors serving at the time attended the annual meeting of stockholders in 2020.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of March 17, 2021 (unless otherwise indicated) held by:

•	each person who beneficially owns more than 5% of our then outstanding shares of common stock;

•	each of our named executive officers;

•	each of our directors; and

•	all of our executive officers and directors as a group.

The Company owns all of the outstanding Partnership common units of the Partnership. As of March 17, 2021, none of our directors or executive officers owned any Series A Preferred Stock of the Company.

Beneficial ownership is determined under the rules of the SEC. In general, these rules attribute beneficial ownership of securities to persons who possess sole or shared voting power and/or investment power with respect to those securities and include, among other things, securities that an individual has the right to acquire within 60 days. Unless otherwise indicated, the stockholders identified in the table below have sole voting and investment power with respect to all securities shown as beneficially owned by them. Percentage ownership calculations for any security holder listed in the table below are based on 228,654,246 shares of our common stock outstanding on March 17, 2021.

	Targa Resources Corp.
Name of Beneficial Owner (1)	Common Stock Beneficially Owned	Percentage of Common Stock Beneficially Owned
The Vanguard Group (2)	23,264,742	10.17%
T. Rowe Price Associates, Inc. (3)	17,250,268	7.54%
Joe Bob Perkins (4)	940,667	*
Matthew J. Meloy	120,980	*
Jennifer R. Kneale	37,541	*
Patrick J. McDonie	108,556	*
D. Scott Pryor	81,743	*
Robert M. Muraro	70,245	*
Paul W. Chung (5)	560,717	*
Rene R. Joyce (6)	866,507	*
James W. Whalen (7)	603,700	*
Charles R. Crisp	122,807	*
Chris Tong (8)	96,913	*
Robert B. Evans (9)	89,190	*
Ershel C. Redd Jr.	23,646	*
Laura C. Fulton	18,679	*
Waters S. Davis, IV	15,963	*
Beth A. Bowman	8,823	*
Lindsey M. Cooksen	0	*
All directors and executive officers as a group (20 persons)	3,859,817	1.69%

*	Less than 1%.
(1)	Unless otherwise indicated, the address for all beneficial owners in this table is 811 Louisiana, Suite 2100, Houston, Texas 77002.
(2)

As reported on Schedule 13G/A as of December 31, 2020 and filed with the SEC on February 10, 2021, the business address for The Vanguard Group is 100 Vanguard Blvd. Malvern, PA 19355. The Vanguard Group has shared voting power over 278,396 shares of common stock, sole dispositive power over 22,804,974 shares of common stock and shared dispositive power over 459,768 shares of common stock.

(3)

As reported on Schedule 13G as of December 31, 2020 and filed with the SEC on February 16, 2021, the business address for T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, MD 21202. T. Rowe Price Associates, Inc. has sole voting power over 4,906,325 shares of common stock and sole dispositive power over 17,250,268 shares of common stock.

(4)

Shares of common stock beneficially owned by Mr. Perkins include: (i) 480,283 shares issued to the Perkins Blue House Investments Limited Partnership (“PBHILP”) and (ii) 93 shares held by Mr. Perkins’ wife. Mr. Perkins is the sole member of JBP GP, L.L.C., one of the general partners of the PBHILP.

(5)

Shares of common stock beneficially owned by Mr. Chung include: (i) 244,208 shares held by the Paul Chung 2008 Family Trust, of which Mr. Chung serves as trustee; and (ii) 244,209 shares held by the Helen Chung 2007 Family Trust, of which Mr. Chung’s spouse and Mr. Chung’s sister-in-law serve as co-trustees.

(6)

Shares of common stock beneficially owned by Mr. Joyce include: (i) 223,759 shares issued to The Rene Joyce 2010 Grantor Retained Annuity Trust, of which Mr. Joyce and his wife are co-trustees and have shared voting and investment power; and (ii) 401,292 shares issued to The Kay Joyce 2010 Family Trust, of which Mr. Joyce’s wife is trustee and has sole voting and investment power. 575,567 shares of common stock beneficially owned by Mr. Joyce are pledged to a financial institution to secure a loan.

(7)

Shares of common stock beneficially owned by Mr. Whalen include (i) 280,999 shares issued to the Whalen Family Investments Limited Partnership and (ii) 181,799 shares issued to the Whalen Family Investments Limited Partnership 2.

(8)	Shares of common stock beneficially owned by Mr. Tong include 434 shares held by Mr. Tong’s wife.
(9)	Shares of common stock beneficially owned by Mr. Evans include 27,000 shares held by Mr. Evan’s wife.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table sets forth certain information as of December 31, 2020 regarding our long-term incentive plans, under which our common stock is authorized for issuance to employees, consultants and directors of us, the General Partner and their affiliates. Our sole equity compensation plan, under which we will make equity grants, is our Amended and Restated 2010 Stock Incentive Plan, which was approved by our stockholders on May 22, 2017.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)

Equity compensation plans approved by security holders (1)	-	-	6,866,205

(1)

Generally, awards of restricted stock, restricted stock units and performance share units to our officers and employees under the Stock Incentive Plan are subject to vesting over time as determined by the Compensation Committee and, prior to vesting, are subject to forfeiture. Stock incentive plan awards may vest in other circumstances, as approved by the Compensation Committee and reflected in an award agreement. Restricted stock, restricted stock units and performance share units are issued, subject to vesting, on the date of grant. The Compensation Committee may provide that dividends on restricted stock, restricted stock units or performance share units are subject to vesting and forfeiture provisions, in which case such dividends would be held, without interest, until they vest or are forfeited.

TRANSACTIONS WITH RELATED PERSONS

Our Relationship with Targa Resources Partners LP and its General Partner

Our operating assets are held by subsidiaries of the Partnership and our interests in the Partnership consist of (i) a 2.0% general partner interest in the Partnership and (ii) all of the outstanding common units of the Partnership.

Reimbursement of Operating and General and Administrative Expense

Under the terms of the Partnership’s partnership agreement (the “partnership agreement”), the Partnership reimburses us for all direct and indirect expenses, as well as expenses otherwise allocable to the Partnership in connection with the operation of the Partnership’s business, incurred on the Partnership’s behalf, which includes operating and direct expenses, including compensation and benefits of operating personnel, including 401(k), pension and health insurance benefits, and for the provision of various general and administrative services for the Partnership’s benefit. We perform centralized corporate functions for the Partnership, such as legal, accounting, treasury, insurance, risk management, health, safety and environmental, information technology, human resources, credit, payroll, internal audit, taxes, engineering and marketing. The General Partner determines the amount of general and administrative expenses to be allocated to the Partnership in accordance with the partnership agreement. Other than our direct costs of being a reporting company, so long as our operating assets are held by subsidiaries of the Partnership, substantially all of our general and administrative costs have been, and will continue to be, allocated to the Partnership.

Competition

We are not restricted, under the Partnership’s partnership agreement, from competing with the Partnership. We may acquire, construct or dispose of additional midstream energy or other assets in the future without any obligation to offer the Partnership the opportunity to purchase or construct those assets.

Contracts with Affiliates

Indemnification Agreements with Directors and Officers

We have entered into indemnification agreements with each of our directors and officers, including directors and officers who serve or served as directors and/or officers of the General Partner. Each indemnification agreement provides that we will indemnify and hold harmless each indemnitee for Expenses (as defined in the indemnification agreement) to the fullest extent permitted or authorized by law, including the Delaware General Corporation Law, in effect on the date of the agreement or as it may be amended to provide more advantageous rights to the indemnitee. If such indemnification is unavailable as a result of a court decision and if we and the indemnitee are jointly liable in the proceeding, we will contribute funds to the indemnitee for his or her Expenses in proportion to relative benefit and fault of us and indemnitee in the transaction giving rise to the proceeding.

Each indemnification agreement also provides that we will indemnify the indemnitee for monetary damages for actions taken as our director or officer or for serving at our request as a director or officer or another position at another corporation or enterprise, as the case may be but only if (i) the indemnitee acted in good faith and, in the case of conduct in his or her official capacity, in a manner he or she reasonably believed to be in our best interests and, in all other cases, not opposed to our best interests and (ii) in the case of a criminal proceeding, the indemnitee must have had no reasonable cause to believe that his or her conduct was unlawful. The indemnification agreement also provides that we must advance payment of certain Expenses to the indemnitee, including fees of counsel, subject to receipt of an undertaking from the indemnitee to return such advance if it is ultimately determined that the indemnitee is not entitled to indemnification.

Transactions with Related Persons

Relationship with Sajet Resources LLC

In December 2010, immediately prior to Targa’s initial public offering, Sajet Resources LLC (“Sajet”) was spun-off from Targa. At the time, Rene Joyce, James Whalen and Joe Bob Perkins, directors of Targa, were also directors of Sajet. Joe Bob Perkins, James Whalen, Paul Chung, and Matthew Meloy, executive officers of Targa at the time, were also executive officers of Sajet. The current directors of Sajet are Matthew Meloy, Jennifer Kneale, Regina Gregory and Scott Rogan. The current executive officers of Sajet are Matthew Meloy, Robert Muraro, Jennifer Kneale, Regina Gregory and Julie Boushka. The primary assets of Sajet are real property. Sajet also holds (i) an ownership interest in Floridian Natural Gas Storage Company, LLC through a December 2016 merger with Tesla Resources LLC and (ii) an ownership interest in Allied CNG Ventures LLC. Former holders of our pre-IPO common equity, including certain of our current and former executives, managers and directors collectively own an 18% interest in Sajet. We hold three outstanding promissory notes from Sajet in the amounts of $9.9 million, $0.5 million and $0.2 million. The interest rate on each of the promissory notes accrues at the prime rate plus six percent annum.

Since March 2018, Sajet has been accounted for on a consolidated basis in our consolidated financial statements.

Relationship with Apache Corp.

Rene R. Joyce, a director of Targa and of the Partnership’s general partner, is also a director of Apache Corporation (“Apache”) with whom we purchase and sell natural gas and NGLs and engage in construction services. During 2020, we made sales to Apache of $0.4 million and purchases of $71.1 million from Apache.

Relationship with NJR Energy Services Company

Robert B. Evans, a director of Targa and of the Partnership’s general partner, is also a director of New Jersey Resources Corporation (“NJR”). We have gas purchase and sale arrangements with NJR Energy Services Company (“NJR Services”), a subsidiary of NJR. During 2020, we made sales of $5.5 million to NJR Services and purchases of $12.4 million from NJR Services.

Relationships with Southern Company Gas, EOG Resources Inc., and Intercontinental Exchange, Inc.

Charles R. Crisp, a director of the Company and of the Partnership’s general partner, is a director of Southern Company Gas, parent company of Sequent Energy Management, LP (“Sequent”) and Northern Illinois Gas Company d/b/a NICOR Energy (“NICOR”). We purchase and sell natural gas and NGL products from and to Sequent and sell natural gas products to NICOR. In addition, we purchase electricity from Mississippi Power (“MS Power”), an affiliate of Southern Company, parent company of Southern Company Gas. Mr. Crisp also serves as a director of EOG Resources, Inc. (“EOG”), from whom we purchase natural gas and from whom, together with EOG’s subsidiary EOG Resources Marketing, Inc. (“EOG Marketing”), we purchase crude oil. We also bill EOG and EOG Marketing for well connections to our gathering systems and associated equipment, and for services to operate certain EOG and jointly owned gas and crude oil gathering facilities. Mr. Crisp is also a director of Intercontinental Exchange, Inc. (“ICE Group”), parent company of ICE US OTC Commodity Markets LLC from whom we purchase brokerage services, NYSE Market Inc. and ICE NGX Canada Inc., which provide platform services utilized by us for the purchase and sale of physical gas and natural gas liquids with third parties. The following table shows our transactions with each of these entities during 2020:

Entity		Sales		Purchases
		(In millions)
Sequent	$	41.1	$	6.1
NICOR		0.2		—
MS Power		—		0.4
EOG		19.2		1.6
ICE Group		6.8		3.9

Relationship with Southwest Energy LP

Ershel C. Redd Jr., a director of Targa and of the Partnership’s general partner, has an immediate family member who is an officer and part owner of Southwest Energy LP (“Southwest Energy”) from and to whom we purchase and sell natural gas and NGL products. During 2020, we made sales to Southwest Energy of $22.3 million and purchases of $2.9 million from Southwest Energy.

Relationship with Intercontinental Exchange, Inc.

Jennifer R. Kneale, Chief Financial Officer of Targa and of the Partnership’s general partner, has an immediate family member who is an officer of ICE Group. During 2020, we made sales to ICE Group of $6.8 million and purchases of $3.9 million from ICE Group.

These transactions were at market prices consistent with similar transactions with other nonaffiliated entities.

Review, Approval or Ratification of Transactions with Related Persons

Our policies and procedures for approval or ratification of transactions with “related persons” are not contained in a single policy or procedure. Instead, they are reflected in the general operation of our Board of Directors, consistent with past practice. We distribute and review a questionnaire to our executive officers and directors requesting information regarding, among other things, certain transactions with us in which they or their family members have an interest. Pursuant to our Code of Conduct, our officers and directors are required to avoid any activity or interest that creates a conflict of interest between them and us or any of our subsidiaries, unless the conflict is disclosed and pre-approved by our Board of Directors.

Director Independence

Mses. Bowman, Cooksen and Fulton and Messrs. Crisp, Davis, Evans, Joyce, Redd and Tong are our independent directors under the NYSE’s listing standards. Our Board of Directors examined the commercial relationships between us and companies for whom our independent directors serve as directors or with whom family members of our independent directors have an employment relationship. The commercial relationships reviewed consisted of product and services purchases and product sales at market prices consistent with similar arrangements with unrelated entities.

Report of the Audit Committee

The Audit Committee oversees our financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. The Audit Committee operates under a written charter approved by the Board of Directors. The charter, among other things, provides that the Audit Committee has authority to appoint, retain and oversee the independent auditor and is available on our website at www.targaresources.com/investors/corporate-governance. At the time of the filing of our Annual Report on Form 10-K for the year ended December 31, 2020, Mses. Bowman, Cooksen and Fulton and Mr. Redd were the members of our Audit Committee. On March 15, 2021, Ms. Bowman and Mr. Redd resigned as members of the Audit Committee and the Board of Directors appointed Mr. Evans as a member of the Audit Committee.

In this context, the Audit Committee, as composed prior to March 15, 2021:

•

reviewed and discussed the audited financial statements in our Annual Report on Form 10-K with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements;

•

reviewed with PricewaterhouseCoopers LLP, our independent auditors, who are responsible for expressing an opinion on the conformity of the audited financial statements with generally accepted accounting principles, their judgments as to the quality and acceptability of our accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards;

•

received the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding PricewaterhouseCoopers LLP’s communications with the Audit Committee concerning independence from the Company and its subsidiaries, and has discussed with PricewaterhouseCoopers LLP the firm’s independence;

•	discussed with PricewaterhouseCoopers LLP the matters required to be discussed by the accounting standards as adopted by the Public Company Accounting Oversight Board;

•

discussed with the Company’s internal auditors and PricewaterhouseCoopers LLP the overall scope and plans for their respective audits. The Audit Committee meets with the internal auditors and PricewaterhouseCoopers LLP, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls and the overall quality of our financial reporting;

•

based on the foregoing reviews and discussions, recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2020, for filing with the SEC; and

•	approved the selection and appointment of PricewaterhouseCoopers LLP to serve as our independent auditors.

This report has been furnished by the members of the Audit Committee of the Board of Directors, as such committee was composed prior to March 15, 2021:

Audit Committee

Laura C. Fulton, Chairman

Beth A. Bowman (Former Committee Member)

Ershel C. Redd Jr. (Former Committee Member)

Lindsey Cooksen

The report of the Audit Committee in this report shall not be deemed incorporated by reference into any other filing by Targa Resources Corp. under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

PROPOSAL TWO

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Audit Committee of the Board of Directors has selected PricewaterhouseCoopers LLP as the independent auditors of the Company for 2021. PricewaterhouseCoopers LLP has audited the Company’s consolidated financial statements since 2005. The 2020 audit of the Company’s annual consolidated financial statements was completed on February 18, 2021.

The Board of Directors is submitting the selection of PricewaterhouseCoopers LLP for ratification at the Annual Meeting. The submission of this matter for approval by stockholders is not legally required, but the Board of Directors and the Audit Committee believe the submission provides an opportunity for stockholders through their vote to communicate with the Board of Directors and the Audit Committee about an important aspect of corporate governance. If the stockholders do not ratify the selection of PricewaterhouseCoopers LLP, the Audit Committee will reconsider the selection of that firm as the Company’s auditors.

The Audit Committee has the sole authority and responsibility to retain, evaluate and replace the Company’s auditors. The stockholders’ ratification of the selection of PricewaterhouseCoopers LLP does not limit the authority of the Audit Committee to change auditors at any time.

Audit and Other Fees

The Audit Committee has approved the use of PricewaterhouseCoopers LLP as our independent principal accountant. All services provided by our independent principal accountant are subject to pre-approval by the Audit Committee. The Audit Committee is informed of each engagement of the independent principal accountant to provide services to us.

We have engaged PricewaterhouseCoopers LLP as our independent principal accountant. The following table summarizes fees we were billed by PricewaterhouseCoopers LLP for independent auditing, tax and related services for each of the last two fiscal years:

	2020	2019
	(In millions)
Audit fees (1)	$4.4	$4.8
Audit-related fees (2)	—	—
Tax fees (3)	—	—
All other fees (4)	0.2	0.2

	$4.6	$5.0

(1)

Audit fees represent amounts billed for each of the years presented for professional services rendered in connection with (i) the integrated audit of our annual financial statements and internal control over financial reporting, (ii) the review of our quarterly financial statements or (iii) those services normally provided in connection with statutory and regulatory filings or engagements including comfort letters, consents and other services related to SEC matters. This information is presented as of the latest practicable date for this proxy statement.

(2)

Audit-related fees represent amounts we were billed in each of the years presented for assurance and related services that are reasonably related to the performance of the annual audit or quarterly reviews of our financial statements and are not reported under audit fees.

(3)	Tax fees represent amounts we were billed in each of the years presented for professional services rendered in connection with tax compliance.

(4)	All other fees represent amounts we were billed in each of the years presented for services not classifiable under the other categories listed in the table above.

The Company expects that representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting to respond to appropriate questions and to make a statement if they desire to do so.

Vote Required

The affirmative vote of a majority of the shares present and entitled to be voted on the proposal on the record date for determining stockholders entitled to vote at the 2021 Annual Meeting is required for approval of Proposal Two. Brokers have discretionary authority in the absence of timely instructions from you to vote on this proposal. Please see “Quorum and Voting—Vote Required” for further information regarding the impact of abstentions and broker non-votes.

Recommendation of our Board of Directors

The Board of Directors unanimously recommends that stockholders vote FOR the ratification of the selection of PricewaterhouseCoopers LLP as the independent auditors of the Company for 2021.

PROPOSAL THREE

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Introduction

We are asking our stockholders to provide advisory, non-binding approval of the compensation paid to our named executive officers, as described in the “Executive Compensation” section of this proxy statement, beginning on page 35. Our Board of Directors recognizes that executive compensation is an important matter for our stockholders. As described in detail in the CD&A section of this proxy statement, the Compensation Committee is tasked with the implementation of our executive compensation philosophy, and the core of that philosophy is to pay our executives based on performance. In particular, the Compensation Committee strives to attract, retain and motivate exceptional executives, to reward past performance measured against established goals and provide incentives for future performance, and to align executives’ long-term interests with the interests of our stockholders. To do so, the Compensation Committee uses a combination of short- and long-term incentive compensation to reward near-term excellent performance and to encourage executives’ commitment to our long-range, strategic business goals. It is the intention of the Compensation Committee that our executive officers be compensated competitively and consistently with our strategy, sound corporate governance principles, other companies in the same and closely related industries, and stockholder interests and concerns.

As described in the CD&A, we believe our compensation program is effective, appropriate and strongly aligned with the long-term interests of our stockholders and that the total compensation package provided to our named executive officers (including potential payouts upon a termination or change of control) are reasonable and not excessive. As you consider this Proposal Three, we urge you to read the CD&A section of this proxy statement for additional details on executive compensation, including information about our compensation philosophy and objectives and the past compensation of our named executive officers, and to review the tabular disclosures regarding named executive officer compensation together with the accompanying narrative disclosures in the “Executive Compensation” section of this proxy statement. Among the program features incorporated by the Compensation Committee to align with our executive compensation philosophy are the following:

•	annual base salary, which is annual fixed-cash compensation that is a critical factor in attracting and retaining qualified talent;

•

annual variable incentive bonus awards, paid in the form of cash, tied to the achievement of key financial, operational and strategic objectives based on a rigorous, holistic evaluation of performance, ultimately subject to the Compensation Committee’s business judgement; and

•

a combination of restricted stock unit awards and performance share unit awards under our stock incentive plan to promote alignment with our stockholders by tying a majority of our executive officers’ compensation to creation of long-term value and by encouraging executives to build meaningful equity ownership stakes.

Section 14A of the Exchange Act requires, among other things, that we provide stockholders with the opportunity to vote to approve, on an advisory basis, our named executive officers’ compensation as disclosed in this proxy statement in accordance with the rules of the SEC. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement.

As an advisory vote, Proposal Three is not binding on our Board of Directors or the Compensation Committee, will not overrule any decisions made by our Board of Directors or the Compensation Committee, and will not require our Board of Directors or the Compensation Committee to take any specific action. Although the vote is non-binding, our Board of Directors and the Compensation Committee value the opinions of our stockholders, and will carefully consider the outcome of the vote when making future compensation decisions for our named executive officers. In particular, to the extent there is any significant vote against our named executive officers’ compensation as disclosed in this proxy statement, we will consider our stockholders’ concerns, and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

Text of the Resolution to be Adopted

We are asking stockholders to vote FOR the following resolution:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the named executive officers as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the CD&A, the 2020 Summary Compensation Table and the other related tables and disclosures.”

Vote Required

The affirmative vote of a majority of the shares present and entitled to be voted on the proposal on the record date for determining stockholders entitled to vote at the 2021 Annual Meeting is required for approval of Proposal Three. If you own shares through a bank, broker or other holder of record, you must instruct your bank, broker or other holder of record how to vote in order for them to vote your shares so that your vote can be counted on this proposal. Please see “Quorum and Voting—Vote Required” for further information regarding the impact of abstentions and broker non-votes.

Recommendation of our Board of Directors

The Board of Directors unanimously recommends that stockholders vote FOR the approval of the compensation of our named executive officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC.

PROPOSAL FOUR

AUTHORIZATION AND APPROVAL OF AN AMENDMENT TO THE COMPANY’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK AUTHORIZED FOR ISSUANCE TO 450,000,000 SHARES

Our Board of Directors has approved a proposal to amend Article FOURTH of the Company’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) to increase the number of authorized shares of the Company’s common stock from 300,000,000 to 450,000,000 and has directed that the amendment be submitted to the Company’s stockholders for their approval. We are not proposing any increase to the authorized number of shares of the Company’s preferred stock, which will remain unchanged at 100,000,000 shares. The proposed amendment to the Certificate of Incorporation would replace the first sentence of the first paragraph of Article FOURTH of the Certificate of Incorporation with the following language:

“The total number of shares of stock which the Corporation shall have authority to issue is 550 million shares of capital stock, classified as (i) 100 million shares of preferred stock, par value $0.001 per share (“Preferred Stock”), and (ii) 450 million shares of common stock, par value $0.001 per share (“Common Stock”).”

The Board of Directors believes it is in the best interest of the Company to increase the number of authorized shares of common stock in order to give the Company greater flexibility in considering and planning for future general corporate needs, including shares reserved under equity compensation plans. Additionally, as further described below, after accounting for the current number of outstanding, authorized and reserved shares of our common stock, we have approximately five percent of our authorized shares of common stock available for issuance. As a result, the Board of Directors believes that the amount of the proposed increase in the number of shares of common stock authorized for issuance will give the Company greater flexibility to address future general corporate needs while reducing the need to routinely submit additional proposals to the Company’s stockholders to further increase the number of shares of common stock authorized for issuance.

The Certificate of Incorporation presently authorizes us to issue 300,000,000 shares of common stock, of which, as March 1, 2021, (i) 228,654,246 shares were issued and outstanding (excluding treasury shares) (ii) 10,952,462 shares remain authorized for issuance under our Amended and Restated 2010 Stock Incentive Plan (including shares subject to outstanding awards) and (iii) 44,260,953 shares were reserved for issuance pursuant to the terms of our Series A Preferred Stock, which requires us to use commercially reasonable efforts to reserve for issuance the number of shares of common stock that would be issuable upon conversion of all outstanding shares of our Series A Preferred Stock. Based on the number of outstanding, authorized and reserved shares of common stock described above, we have only 16,132,339 shares of common stock remaining available for issuance for future corporate needs. To that end, if this proposal is not approved by the Company’s stockholders, then our ability to seek favorable financing and acquisition opportunities in a timely manner, to continue to issue equity awards under our compensation plans and to complete other corporate transactions requiring the issuance of common stock may be adversely affected. Such consequences may put us at a competitive disadvantage in relation to our competitors and adversely impact our business and financial results.

The Company has no current plan, commitment, arrangement, understanding or agreement regarding the issuance of the additional shares of common stock that will result from the Company’s adoption of the proposed amendment. Except as otherwise required by law or by a regulation of the NYSE, the newly authorized shares of common stock will be available for issuance at the discretion of the Board of Directors (without further action by the stockholders) for various future corporate needs. Adoption of the proposed amendment would not have any immediate dilutive effect on the proportionate voting power or other rights of the Company’s existing stockholders, but any future issuance of additional authorized shares of the Company’s common stock may, among other things, dilute the earnings per share of the common stock and the equity and voting rights of those holding common stock.

In addition to the corporate purposes previously mentioned, an increase in the number of authorized shares of the Company’s common stock may make it more difficult to, or discourage an attempt to, obtain control of the Company by means of a takeover bid that the Board of Directors determines is not in the best interest of the Company and its stockholders. Nevertheless, the Board of Directors does not intend or view the proposed increase in the number of authorized shares of the Company’s common stock as an anti-takeover measure and is not aware of any attempt or plan to obtain control of the Company.

Any newly authorized shares of the Company’s common stock will be identical to the shares of common stock now authorized and outstanding. The proposed amendment will not affect the rights of current holders of the Company’s common stock, none of whom has preemptive or similar rights to acquire the newly authorized shares.

Vote Required

The affirmative vote of holders of at least 66 2/3% of the shares outstanding and entitled to be voted on the proposal on the record date for determining stockholders entitled to vote at the 2021 Annual Meeting is required for approval of Proposal Four. Brokers have discretionary authority in the absence of timely instructions from you to vote on this proposal. Please see “Quorum and Voting—Vote Required” for further information regarding the impact of abstentions and broker non-votes.

Recommendation of our Board of Directors

The Board of Directors unanimously recommends that stockholders vote FOR the authorization and approval of an amendment to the Company’s Amended and Restated Certificate of Incorporation to increase the number of shares of common stock authorized for issuance to 450,000,000 shares.

STOCKHOLDER PROPOSALS FOR 2022; IDENTIFICATION OF DIRECTOR CANDIDATES

Any stockholder of the Company who desires to submit a proposal for action at the 2022 annual meeting of Stockholders and wishes to have such proposal (a “Rule 14a-8 Proposal”) included in the Company’s proxy materials, must submit such Rule 14a-8 Proposal to the Company at its principal executive offices no later than December 9, 2021, unless the Company notifies the stockholders otherwise. Only those Rule 14a-8 Proposals that are timely received by the Company and proper for stockholder action (and otherwise proper) will be included in the Company’s proxy materials.

Any stockholder of the Company who desires to submit a proposal for action at the 2022 annual meeting of stockholders, but does not wish to have such proposal (a “Non-Rule 14a-8 Proposal”) included in the Company’s proxy materials, must submit such Non-Rule 14a-8 Proposal to the Company at its principal executive offices so that it is received between January 25, 2022 and February 24, 2022, unless the Company notifies the stockholders otherwise.

“Discretionary voting authority” is the ability to vote proxies that stockholders have executed and submitted to the Company, on matters not specifically reflected in the Company’s proxy materials, and on which stockholders have not had an opportunity to vote by proxy.

It is the responsibility of the Nominating and Governance Committee to identify, evaluate and recommend to the Board of Directors nominees for election at the annual meeting of stockholders, as well as to fill vacancies or additions on the Board of Directors that may occur between annual meetings. When recommending director candidates, the Nominating and Governance Committee considers and reviews each candidate’s relevant skills and experience, business judgment, service on boards of directors of other companies, personal and professional integrity, including commitment to the Company’s core values, openness and ability to work as part of a team, the overall variety and mix of experience, skills, attributes and viewpoints of the Board of Directors, taken as a whole, willingness to commit the required time to serve as a board member and familiarity with the Company and its industry.

Although the Nominating and Governance Committee does not have a formal policy with respect to diversity, the Committee considers the diversity of, and the optimal enhancement of the current mix of talent and experience on the Board of Directors and endeavors to achieve an overall balance of diversity of experiences, skills, attributes and viewpoints. The Nominating and Governance Committee believes it has achieved that balance through the representation on the Board of Directors of members having experience in various sectors of the energy industry, finance, accounting and investment analysis, among other areas. The Nominating and Governance Committee does not discriminate based upon race, religion, sex, national origin, age, disability, citizenship or any other legally protected status.

In identifying potential director candidates, the Nominating and Governance Committee relies on any source available for the identification and recommendation of candidates, including current directors and officers and stockholders. In addition, the Nominating and Governance Committee from time to time may engage a third party search firm to identify or evaluate, or assist in identifying or evaluating potential candidates, for which the third party search firm will be paid a fee.

The Nominating and Governance Committee will also consider any nominee recommended by stockholders for election at the annual meeting of stockholders to be held in 2022 if that nomination is submitted in writing, between January 25, 2022 and February 24, 2022, to Targa Resources Corp., 811 Louisiana Street, Suite 2100, Houston, Texas 77002, Attention: Secretary. The Nominating and Governance Committee treats recommendations for directors that are received from the Company’s stockholders equally with recommendations received from any other source. With respect to each such nominee, the following information must be provided to the Company with the written nomination:

a)	the nominee’s name, address and other personal information;

b)	the number of shares of each class and series of stock of the Company held by such nominee;

c)	the nominating stockholder’s name, residential address and telephone number, and business address and telephone number; and

d)	all other information required to be disclosed pursuant to Regulation 14A of the Securities and Exchange Act of 1934.

Each submission must also include a statement of the qualifications of the nominee, a notarized consent signed by the nominee evidencing a willingness to serve as a director, if elected, and a written representation and agreement that such person (i) is not and will not become a party to any voting agreement or compensation agreement that has not been disclosed to the Company or that could limit or interfere with the nominee’s ability to comply with their fiduciary duties under applicable law and (ii) will comply with all of the Company’s applicable corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines.

Written requests for inclusion of any stockholder proposal should be addressed to Targa Resources Corp., 811 Louisiana Street, Suite 2100, Houston, Texas 77002, Attention: Secretary. The Company suggests that any such proposal be sent by certified mail, return receipt requested.

SOLICITATION OF PROXIES

Solicitation of Proxies may be made by internet, mail, personal interview or telephone by officers, directors and regular employees of the Company. The Company may also request banking institutions, brokerage firms, custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of the common stock that those companies or persons hold of record, and the Company will reimburse the forwarding expenses. In addition, the Company has retained Alliance Advisors, LLC to assist in solicitation for an initial fee of $18,000 and the reimbursement of out-of-pocket expenses. The Company will bear all costs of solicitation.

STOCKHOLDER LIST

In accordance with the Delaware General Corporation Law, the Company will maintain at its corporate offices in Houston, Texas, a list of the stockholders entitled to vote at the Annual Meeting. The list will be open to the examination of any stockholder, for purposes germane to the Annual Meeting, during ordinary business hours for ten days before the Annual Meeting and at the Annual Meeting.

PROXY MATERIALS, ANNUAL REPORT AND OTHER INFORMATION

The Company’s Annual Report on Form 10-K for the year ended December 31, 2020 is being made available to stockholders concurrently with this proxy statement and does not form part of the proxy solicitation material.

A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, as filed with the SEC, will be sent to any stockholder without charge upon written request. One copy of the Notice, this proxy statement and our Annual Report on Form 10-K (the “Proxy Materials”) will be sent to stockholders who share an address, unless they have notified the Company that they want to continue receiving multiple packages. A copy of the Proxy Materials will also be sent upon written or oral request to any stockholder of a shared address to which a single copy of the Proxy Materials was delivered. If two or more stockholders with a shared address are currently receiving only one copy of the Proxy Materials, then the stockholders may request to receive multiple packages in the future, or if a stockholder is currently receiving multiple packages of the Proxy Materials, then the stockholder may request to receive a single copy in the future. Such requests may be made by writing to Investor Relations, Targa Resources Corp., 811 Louisiana Street, Suite 2100, Houston, Texas 77002 or by calling (713) 584-1133. The Company’s Annual Report on Form 10-K is also available at the SEC’s website in its EDGAR database at www.sec.gov.

INTERNET AND PHONE VOTING

For shares of stock that are registered in your name, you may vote by internet or phone using procedures provided by Alliance Advisors, LLC. Votes submitted by internet or phone must be received by 11:59 p.m., Central Time, on May 24, 2021. The giving of such a proxy will not affect your right to vote in person should you decide to attend the Annual Meeting.

The internet and phone voting procedures are designed to authenticate stockholder identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly. Stockholders voting by internet should remember that the stockholder must bear costs associated with electronic access, such as usage charges from internet access providers and telephone companies.

For shares of stock that are registered in a street name (the stockholder owns shares in the name of a bank, broker or other holder of record on the books of the Company’s transfer agent), you will receive instructions with your proxy materials that you must follow in order to have your shares voted. Please review your proxy card or voting instruction card to determine whether you can vote by phone or electronically.

******

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO VOTE BY INTERNET, BY PHONE OR IF YOU HAVE RECEIVED PAPER COPIES OF THE PROXY MATERIALS, BY COMPLETING, SIGNING AND RETURNING THE PROXY CARD IN THE ENCLOSED POSTAGE-PAID, ADDRESSED ENVELOPE.

By Order of the Board of Directors,

Regina L. Gregory

Secretary

Houston, Texas

                , 2021

Appendix A

Non-GAAP Financial Measures

This proxy statement includes the Company’s non-GAAP financial measures: Adjusted EBITDA and free cash flow. The following tables provide reconciliations of these non-GAAP financial measures to their most directly comparable GAAP measure. These non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income or any other GAAP measure of liquidity or financial performance.

The Company utilizes non-GAAP measures to analyze the Company’s performance. Adjusted EBITDA and free cash flow are non-GAAP measures. The GAAP measure most directly comparable to these non-GAAP measures is net income (loss) attributable to the Company. These non-GAAP measures should not be considered as an alternative to GAAP net income attributable to the Company and have important limitations as analytical tools. Investors should not consider these measures in isolation or as a substitute for analysis of the Company’s results as reported under GAAP. Additionally, because the Company’s non-GAAP measures exclude some, but not all, items that affect net income, and are defined differently by different companies within the Company’s industry, the Company’s definitions may not be comparable with similarly titled measures of other companies, thereby diminishing their utility. Management compensates for the limitations of the Company’s non-GAAP measures as analytical tools by reviewing the comparable GAAP measures, understanding the differences between the measures and incorporating these insights into the Company’s decision-making processes.

Adjusted EBITDA

Adjusted EBITDA is defined as net income (loss) attributable to the Company before interest, income taxes, depreciation and amortization, and other items that the Company believes should be adjusted consistent with the Company’s core operating performance. The adjusting items are detailed in the Adjusted EBITDA reconciliation table and its footnotes. Adjusted EBITDA is used as a supplemental financial measure by the Company and by external users of the Company’s financial statements such as investors, commercial banks and others to measure the ability of the Company’s assets to generate cash sufficient to pay interest costs, support the Company’s indebtedness and pay dividends to the Company’s investors.

Free Cash Flow

Free cash flow is defined as Adjusted EBITDA less distributions to the Partnership preferred limited partners, cash interest expense on debt obligations, cash tax (expense) benefit and maintenance capital expenditures (net of any reimbursements of project costs), growth capital expenditures, net of contributions from noncontrolling interest and net contributions to investments in unconsolidated affiliates. The preferred units that were issued by the Partnership in October 2015 were redeemed in December 2020, and are no longer outstanding as of the end of the year. Free cash flow is a performance measure used by the Company and by external users of the Company’s financial statements, such as investors, commercial banks and research analysts, to assess the Company’s ability to generate cash earnings (after servicing the Company’s debt and funding capital expenditures) to be used for corporate purposes, such as payment of dividends, retirement of debt or redemption of other financing arrangements.

The following table presents a reconciliation of net income attributable to Targa to Adjusted EBITDA and Free Cash Flow for the periods indicated:

	Year Ended December 31,
	2020	2019
	(In millions)
Reconciliation of Net Income (Loss) attributable to Targa to Adjusted EBITDA and Free Cash Flow
Net income (loss) attributable to Targa	$(1,553.9)	$(209.2)
Income attributable to TRP preferred limited partners	15.1	11.3
Interest (income) expense, net	391.3	337.8
Income tax expense (benefit)	(248.1)	(87.9)
Depreciation and amortization expense	865.1	971.6
Impairment of long-lived assets	2,442.8	225.3
(Gain) loss on sale or disposition of business and assets	58.4	71.1
Write-down of assets	55.6	17.9
(Gain) loss from sale of equity-method investment	—	(69.3)
(Gain) loss from financing activities (1)	(45.6)	1.4
Equity (earnings) loss	(72.6)	(39.0)
Distributions from unconsolidated affiliates and preferred partner interests, net	108.6	61.2
Change in contingent considerations	(0.3)	8.7
Compensation on equity grants	66.2	60.3
Risk management activities	(228.2)	112.8
Severance and related benefits (2)	6.5	—
Noncontrolling interests adjustments (3)	(224.3)	(38.5)

Targa Adjusted EBITDA	$1,636.6	$1,435.5

Distributions to TRP preferred limited partners	(15.1)	(11.3)
Interest expense on debt obligations (4)	(388.9)	(342.1)
Cash tax refund	44.4	—
Maintenance capital expenditures	(109.5)	(141.7)
Noncontrolling interests adjustments of maintenance capital expenditures	5.3	6.8

Growth capital expenditures, net (5)	(597.9)	(2,281.7)

Free Cash Flow	$574.9	$(1,334.5)

(1)	Gains or losses on debt repurchases or early debt extinguishments.
(2)	Represents one-time severance and related benefit expense related to the Company’s cost reduction measures.
(3)	Noncontrolling interest portion of depreciation and amortization expense (including the effects of the impairment of long-lived assets on non-controlling interests).
(4)	Excludes amortization of interest expense.
(5)	Represents growth capital expenditures, net of contributions from noncontrolling interests and net contributions to investments in unconsolidated affiliates.

Targa Resources Corp. 2021 Annual Meeting of Stockholders May 25, 2021 8:00 a.m. Central Time 811 Louisiana Street Suite 2100 Houston, Texas 77002 This proxy is solicited by the Board of Directors The undersigned stockholder(s) of Targa Resources Corp. hereby acknowledge receipt of the Notice of Annual Meeting of Stockholders, the Proxy Statement for the 2021 Annual Meeting of Stockholders and the Form 10-K for the fiscal year ended December 31, 2020 and hereby appoint Jennifer R. Kneale and Regina L. Gregory, or either of them, as proxies, each with the power of substitution, to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess it personally present at the Annual Meeting of Stockholders of Targa Resources Corp. to be held on May 25, 2021 or at any postponement or adjournment thereof. The undersigned hereby revokes all proxies previously given by the undersigned to vote at the Annual Meeting or any postponement or adjournment thereof. Should the undersigned be present and choose to vote at the Annual Meeting, and once the Corporate Secretary is notified of the decision to terminate this proxy, then the power of the proxies will be terminated. The shares represented by this proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder(s). If no direction is made, this proxy will be voted FOR all nominees listed in Item 1 and FOR Items 2, 3 and 4. If any other matters come properly before the meeting, the person named in this proxy will vote in their discretion. Continued and to be signed on the reverse side PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held May 25, 2021. The Proxy Statement is available at http://www.viewproxy.com/Targa/2021

Please mark your votes like this
The Board of Directors Recommends a vote FOR each of the nominees listed in Item 1 and FOR Items 2, 3 and 4.
1. To elect the five Class II Directors named in this proxy statement, each to serve until the 2024
2. To ratify the selection of PricewaterhouseCoopers LLP as the Company’s annual meeting of stockholders: independent auditors for 2021 FOR AGAINST ABSTAIN 01 Beth A. Bowman FOR AGAINST ABSTAIN 02 Lindsey M. Cooksen 3. To approve, on an advisory basis, the compensation of the Company’s named 03 Robert B. Evans executive officers for the fiscal year ended December 31, 2020 04 Joe Bob Perkins AGAINST ABSTAIN 05 Ershel C. Redd Jr. 4. To approve an amendment to the Company’s Amended and Restated Certificate of Incorporation to increase the number of shares of common stock authorized for issuance to 450,000,000 shares. FOR AGAINST ABSTAIN ABSTAIN 1 FOR Date DO NOT PRINT IN THIS AREA (Shareholder Name & Address Data) Signature Address Change: (If you noted any Address Changes above, please mark box.) Please indicate if you plan to attend this meeting Signature Please sign exactly as name(s) appear hereon Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. CONTROL NUMBER
A PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. A TARGA RESOURCES CORP. As a shareholder of Targa Resources Corp., you have the option of voting your shares electronically through the Internet or on the telephone, eliminating the need to return the proxy card. Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card. Votes submitted electronically over the Internet or by telephone must be received by 11:59 p.m., CT on May 24, 2021. CONTROL NUMBER SCAN TO VIEW MATERIALS & VOTE PROXY VOTING INSTRUCTIONS Please have your 11-digit control number ready when voting by Internet or Telephone
INTERNET Vote Your Proxy on the Internet: Go to www.AALVote.com/TRGP Have your proxy card available when you access the above website. Follow the prompts to vote your shares.
TELEPHONE Vote Your Proxy by Phone:
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If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.